SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

AIR PRODUCTS AND CHEMICALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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December 12, 2008

Dear Shareholder:

On behalf of your Board of Directors, I am pleased to invite you to attend the 2009 Annual Meeting of Shareholders of Air Products and Chemicals, Inc. to be held at 2:00 p.m., Thursday, January 22, 2009, at the Company’s Corporate Headquarters in Allentown, Pennsylvania.

This year we are hosting the Annual Meeting at our Headquarters as part of our effort to reduce costs during this difficult economic environment. Admission procedures are explained in the Proxy Statement. We have made arrangements to keep parking and navigating on our corporate campus easy for you, and the Board of Directors and I hope you will be able to join us. If you cannot attend the meeting, please know that, along with the over 21,000 employees of Air Products, the Board of Directors and I welcome your questions and encourage you to contact our Investor Relations office or visit our website to learn more about your Company.

This year we are also using the new U.S. Securities and Exchange Commission rule that allows companies to furnish annual meeting materials to their shareholders primarily over the Internet. We believe that this new process will expedite shareholders’ receipt of annual meeting materials, lower the costs of our Annual Meeting, and help to conserve natural resources. On December 12, 2008, we mailed most of our shareholders a notice containing instructions on how to access our 2008 Proxy Statement and Annual Report and vote online.

Your vote is important. Even if you do not plan to attend the meeting, we hope you will vote by telephone or Internet as described in the proxy voting instructions or, if you received these proxy materials by mail, by filling in, signing, and returning the proxy card.

We look forward to seeing you at the meeting. Directions appear on the back cover of these materials.

Cordially,

John E. McGlade

Chairman of the Board

Notice of Annual Meeting of Shareholders

Air Products and Chemicals, Inc.

TIME	2:00 p.m., Thursday, January 22, 2009

PLACE	The Auditorium of the Company’s Corporate Headquarters at 7201 Hamilton Boulevard in Allentown, Pennsylvania. Free parking will be available. Admission procedures are explained on page 5. Directions appear on the back of this Proxy Statement.

ITEMS OF BUSINESS	1.	To elect the four nominees described in the following Proxy Statement as directors for a three-year term.

	2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending September 30, 2009.

	3.	To attend to such other business as may properly come before the meeting or any postponement or adjournment of the meeting.

RECORD DATE	Shareholders of record at the close of business on November 30, 2008 are entitled to receive this notice and to vote at the meeting.

WAYS TO SUBMIT YOUR VOTE	You have the alternatives of voting your shares online or by using a toll-free telephone number as described in the voting instructions contained in the Notice of Availability of Proxy Materials or on your proxy card. If you received these materials by mail, you may fill in, sign, date, and mail a proxy card. We encourage you to complete and file your proxy electronically or by telephone if those options are available to you.

IMPORTANT	Whether you plan to attend the meeting or not, please submit your proxy as soon as possible in order to avoid additional soliciting expense to the Company. The proxy is revocable and will not affect your right to vote in person if you attend the meeting.

By order of the Board of Directors, Stephen J. Jones Senior Vice President, General Counsel and Secretary December 12, 2008

Important Notice Regarding Internet Availability of Proxy Materials for the

Air Products and Chemicals, Inc. January 22, 2009 Shareholders’ Meeting

The Proxy Statement and Annual Report to Shareholders are available at www.airproducts.com/proxymaterials.

PROXY STATEMENT

PROXY STATEMENT

We have sent you this Notice of Annual Meeting and Proxy Statement because the Board of Directors of Air Products and Chemicals, Inc. (the “Company” or “Air Products”) is soliciting your proxy to vote at the Company’s Annual Meeting of Shareholders on January 22, 2009 (the “Annual Meeting”). This Proxy Statement contains information about the items being voted on at the Annual Meeting and information about the Company.

QUESTIONS AND ANSWERS ON THE ANNUAL MEETING AND

DESCRIPTION OF PROPOSALS YOU MAY VOTE ON

What may I vote on?

•	The election of the four nominees described on pages 7 and 8 to serve on our Board of Directors for a three-year term.

•	The appointment of KPMG LLP as the independent registered public accountants to audit the Company’s financial statements for fiscal year 2009.

How does the Board of Directors recommend I vote on the proposals?

The Board recommends votes

•	FOR each of the nominees for the Board of Directors.

•	FOR ratifying the appointment of the independent registered public accountants.

How many shares can vote at the 2009 Annual Meeting?

As of the Record Date, which was November 30, 2008, 209,585,341 shares of Company common stock were issued and outstanding, which are the only shares entitled to vote at the Annual Meeting. Every owner of Company stock is entitled to one vote for each share owned.

Who counts the votes?

Representatives of our Transfer Agent, American Stock Transfer and Trust Company, will tabulate the votes and act as the independent inspectors of election.

What is a proxy?

A proxy is your legal designation of another person to vote the stock that you own. The person you designate to vote your shares is also called a proxy. If you are a registered shareholder, you can find an electronic proxy card at www.voteproxy.com that you will use to vote your shares online or by telephone. If you hold your shares through a broker, bank, or other nominee, you can vote at www.proxyvote.com. If you received these annual meeting materials by mail, you can also vote using the proxy card enclosed with these materials.

On the proxy card, you will find the names of the persons designated by the Company to act as proxies to vote your shares at the Annual Meeting. When you submit a proxy, the people named on the proxy card as proxies are required to vote your shares at the Annual Meeting in the manner you have instructed.

What shares are included on my proxy card?

If you are a registered shareholder, your proxy card(s) will show all of the shares of Company stock registered in your name with our Transfer Agent on the Record Date, including shares in the Investors Choice Dividend Reinvestment and Direct Stock Purchase and Sale Plan administered for Air Products’ shareholders by our Transfer Agent. If you also have shares registered in the name of a bank, broker, or other registered owner or nominee, they will not appear on your proxy card.

How do I vote the shares on my proxy card?

If you received a Notice of Availability of Proxy Materials and accessed these annual meeting materials online, follow the instructions on the Notice to obtain your records and vote electronically. You can also vote by telephone by following the instructions on the Notice.

If you received these annual meeting materials by mail, you may vote by signing and dating the proxy card(s) and returning the card(s) in the prepaid envelope. Also, you can vote online or by using a toll-free telephone number. Instructions about these ways to vote appear on the proxy card. If you vote by telephone, please have your paper proxy card and control number available. The sequence of numbers appearing on your card is your control number, and your control number is necessary to verify your vote.

If you received these annual meeting materials via e-mail, the e-mail message transmitting the link to these materials contains instructions on how to vote your shares of Company stock and your control number.

Votes submitted by mail, telephone, or Internet will be voted in the manner you indicate by the individuals named on the proxy. If you do not specify how you want your shares voted, they will be voted according to the Board of Directors’ recommendations for the two proposals.

How do I vote shares held by a broker or bank?

If a broker, bank, or other nominee holds shares of Company stock for your benefit, and the shares are not in your name on the Transfer Agent’s records, then you are considered a “beneficial owner” of those shares. If your shares are held this way, sometimes referred to as being held in “street name”, your broker, bank, or other nominee will send you instructions on how to vote. If you have not heard from the broker, bank, or other nominee who holds your Company stock, please contact them as soon as possible. If you do not give your broker instructions as to how to vote, your broker may vote your shares for you, which is sometimes called a broker nonvote. Under New York Stock Exchange rules, brokers that do not receive instructions from their customers may vote in their discretion on proposals 1 and 2.

May I change my vote?

Yes. You may revoke your proxy at any time before the Annual Meeting by submitting a later dated proxy card, by a later telephone or on-line vote, by notifying us that you have revoked your proxy, or by attending the Annual Meeting and giving notice of revocation in person.

How is Company stock in the Company’s Retirement Savings Plan voted?

If you are an employee or former employee who owns shares of Company stock under the Retirement Savings Plan, you will be furnished a separate voting direction form by the Trustee, Fidelity Management Trust Company. The Trustee will vote shares of Company stock represented by units allocated to your Plan account on the Record Date. The vote cast will follow the directions you give when you sign, complete, and return your voting direction form to the Trustee, or give your instructions online or by telephone. The Trustee will cast your vote in a manner which will protect your voting privacy. If you do not give voting instructions or your instructions are unclear, the Trustee will vote the shares in the same proportions and manner as overall Plan participants instruct the Trustee to vote shares allocated to their Plan accounts.

What vote is necessary to pass the items of business at the Annual Meeting?

If a quorum is present at the Annual Meeting, the four director candidates will be elected if they receive a plurality of the vote. This means the nominees will be elected unless other candidates properly nominated for election receive a greater number of votes. If you vote, your shares will be voted for election of all four of the director nominees unless you give instructions to “withhold” your vote for one or more director candidates. Withhold votes will not influence election results. Abstentions are not recognized as to election of directors.

The appointment of KPMG LLP as independent auditors will be ratified if a majority of the shares present or represented by proxy at the meeting and entitled to vote are voted in favor. Abstentions will have the effect of a vote against ratification.

What is a “quorum”?

A quorum is necessary to hold a valid meeting of shareholders. A quorum exists if a majority of the outstanding shares of Company stock are present in person at the Annual Meeting or represented there by proxy. If you vote — including by Internet, telephone, or proxy card — your shares voted will be counted towards the quorum for the Annual Meeting. Withhold votes for election of directors, proxies marked as abstentions, and broker nonvotes are also treated as present for purposes of determining a quorum.

How will voting on any other business be conducted?

We do not know of any business or proposals to be considered at the Annual Meeting other than the items described in this Proxy Statement. If any other business is proposed and the chairman of the Annual Meeting permits it to be presented at the Annual Meeting, the signed proxies received from you and other shareholders give the persons voting the proxies the authority to vote on the matter according to their judgment.

When are shareholder proposals for the 2010 Annual Meeting due?

To be considered for inclusion in next year’s proxy statement, proposals and nominations of persons to serve as directors must be delivered in writing to the Secretary of the Company, Air Products and Chemicals, Inc., 7201 Hamilton Boulevard, Allentown, PA 18195-1501 no later than August 15, 2009. To be presented at the meeting, proposals and nominations must be delivered in writing by October 25, 2009 and must comply with the requirements of our bylaws (described in the next paragraph) to be presented at the 2010 Annual Meeting.

Our bylaws require adequate written notice of a proposal to be presented by delivering it in writing to the Secretary of the Company in person or by mail at the address stated above, on or after

September 25, 2009, but no later than October 25, 2009. To be considered adequate, the notice must contain other information specified in the bylaws about the matter to be presented at the meeting and the shareholder proposing the matter. A copy of our bylaws can be found in the “Corporate Governance” section of the “Investors” page of our website at www.airproducts.com. A proposal received after October 25, 2009, will be considered untimely and will not be entitled to be presented at the meeting.

What are the costs of this proxy solicitation?

We hired Morrow & Co. to help distribute materials and solicit votes for the Annual Meeting. We will pay them a fee of $8,000, plus out-of-pocket costs and expenses. We also reimburse banks, brokers, and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding annual meeting materials to you because they hold title to Company stock for you. In addition to using the mail, our directors, officers, employees, and agents may solicit proxies by personal interview, telephone, telegram, or otherwise, although they will not be paid any additional compensation. The Company will bear all expenses of solicitation.

May I inspect the shareholder list?

For a period of 10 days prior to the Annual Meeting, a list of shareholders registered on the books of our Transfer Agent as of the Record Date will be available for examination by registered shareholders during normal business hours at the Company’s principal offices, provided the examination is for a purpose germane to the meeting.

How can I get materials for the Annual Meeting?

Under rules recently adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are furnishing annual meeting materials to most of our shareholders via the Internet, instead of mailing printed copies of those materials to each stockholder. On December 12, 2008, we mailed to our shareholders (other than those who previously requested electronic or paper delivery) a Notice of Availability of Proxy Materials containing instructions on how to access our annual meeting materials, including our Proxy Statement and our Annual Report. The Notice of Availability of Proxy Materials also instructs you on how to access your proxy card to vote through the Internet or by telephone.

This new process is designed to expedite shareholders’ receipt of proxy materials, lower the cost of the Annual Meeting, and help conserve natural resources. However, if you would prefer to receive printed annual meeting materials, please follow the instructions included in the Notice of Availability of Proxy Materials. If you have previously elected to receive our annual meeting materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

In addition, a copy of the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2008 is available to each shareholder without charge upon written request to Investor Relations, Air Products and Chemicals, Inc., 7201 Hamilton Boulevard, Allentown, PA 18195-1501.

Current Employees.    If you are an employee of the Company or an affiliate who is a participant in the Retirement Savings Plan or who has outstanding stock options, with an internal Company e-mail address as of the Record Date, you should have received e-mail notice of electronic access to the Notice of Annual Meeting, the Proxy Statement, and the Annual Report on or about December 12, 2008. You may request a paper copy of this Notice of Annual Meeting and Proxy Statement and of the Annual Report by contacting us. If you do not have an internal Company e-mail address, copies of these materials will be mailed to your home.

If you are a participant in the Retirement Savings Plan, you will receive a voting direction form from the Trustee mailed to your home on or after December 12, 2008 for directing the vote of shares in your Plan account. We have also arranged for the Trustee to receive your voting instructions by telephone or Internet as described on the voting direction form.

If you have employee stock options awarded to you by the Company or an affiliate but do not otherwise own any Company stock on the Record Date, you are not eligible to vote and will not receive a proxy card for voting. You are being furnished this Proxy Statement and the Annual Report for your information and as required by law.

What are the admission procedures for the Annual Meeting?

To gain admission to the Annual Meeting, you must present your admission ticket at the Visitor’s Entrance to the Air Products Corporate Headquarters.

Registered shareholders. If you received a “Notice of Availability of Proxy Materials”, the Notice is your admission ticket. If you received these annual meeting materials by mail or e-mail, your admission ticket is on the top half of the reverse side of your proxy card, which must be printed if you received by e-mail.

Shares held through broker, bank or nominee. When you vote your shares, either electronically or via your voting information form, you will be given the opportunity to check a box indicating that you intend to attend the Annual Meeting. If you check the box, you will be sent a “legal proxy” which will serve as your admission ticket. Alternatively, you will be admitted if you present a Notice of Availability of Proxy Materials or Voting Instruction Form relating to the Air Products Annual Meeting.

How can I reach the Company to request materials or information referred to in these Questions and Answers?

You may reach us by mail addressed to:

Corporate Secretary’s Office

Air Products and Chemicals, Inc.

7201 Hamilton Boulevard

Allentown, PA 18195-1501,

by calling 610-481-8657, or by leaving a message on our website at:

www.airproducts.com/tmm/tellmemore.asp.

PROPOSALS YOU MAY VOTE ON

1.    ELECTION OF DIRECTORS

The Board of Directors currently has 11 directors and will continue to have 11 directors after the Annual Meeting. Our Board is divided into three classes for purposes of election, with terms of office ending in successive years.

The Board has nominated four incumbent directors, whose terms are currently scheduled to expire at the Annual Meeting, for election to three-year terms expiring in January 2012: Mr. Mario L. Baeza, Mr. Edward E. Hagenlocker, Mr. John E. McGlade, and Mr. Charles H. Noski. Each nominee elected as a director is expected to continue in office until his term expires, or until his earlier death, resignation, or retirement.

The Board of Directors has no reason to believe that any of the nominees will not serve if elected. If a nominee is unavailable for election at the time of the Annual Meeting, the Company representatives named on the proxy card will vote for another nominee proposed by our Board or, as an alternative, the Board may reduce the number of positions on the Board.

The Board of Directors and management recommend a vote “FOR” the election of Mr. Baeza, Mr. Hagenlocker, Mr. McGlade, and Mr. Noski.

2.    RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

At its meeting held in November 2008, the Audit Committee of the Board of Directors approved KPMG LLP of Philadelphia, Pennsylvania (“KPMG”) as independent registered public accountants for the fiscal year ending September 30, 2009 (“fiscal year 2009”). The Board concurs with and wants shareholders to ratify this appointment even though ratification is not legally required. If shareholders do not ratify this appointment, the Audit Committee will reconsider it. Representatives of KPMG will be available at the Annual Meeting to respond to questions.

The Board of Directors and management recommend a vote “FOR” the ratification of the appointment of KPMG LLP as independent registered public accountants for fiscal year 2009.

THE BOARD OF DIRECTORS

Information follows about the age and business experience, as of December 1, 2008, of the nominees up for election and the directors continuing in office. Each nominee has consented to being nominated for director and has agreed to serve if elected. All of the nominees are currently directors.

Directors Standing for Election this Year for a Term Expiring at the Annual Meeting in 2012

MARIO L. BAEZA, age 57. Founder and Controlling Shareholder of Baeza & Co. and Founder and Executive Chairman of V-Me Media, Inc. Director of the Company since 1999.

Mr. Baeza formed The Baeza Group, a Hispanic-owned alternative investment firm, in 2003 to create the first Hispanic-owned merchant banking firm focusing on the Pan-Hispanic region. In 2006, The Baeza Group partnered with Thirteen/WNET, a public broadcasting service affiliate, to form V-Me Media, Inc., a new national Spanish language television network to be distributed through the digital channels of public television affiliate stations. V-Me Media is controlled by The Baeza Group, and Mr. Baeza serves as V-Me’s Founder and Executive Chairman. Mr. Baeza is also a director of Brown Shoe Co., Inc., Israel Discount Bank of New York, and Urban America LLC, as well as a member of the Board of Trustees of Ariel Mutual Fund Group.

EDWARD E. HAGENLOCKER, age 69. (Presiding Director) Former Vice Chairman of Ford Motor Company and former Chairman of Visteon Automotive Systems. Director of the Company since 1997.

Mr. Hagenlocker joined Ford Motor Company as a research scientist in 1964. He was elected Vice President and named General Manager of Truck Operations in 1986, appointed Vice President of General Operations for Ford North American Automotive Operations in 1992, and appointed Executive Vice President in 1993. He was elected President of Ford Automotive Operations in 1994 and Chairman, Ford of Europe in 1996. He served as Vice Chairman of Ford Motor Company in 1996 and Chairman of Visteon Automotive Systems from 1997 until his retirement in 1999. Mr. Hagenlocker is also a director of AmeriSource Bergen Corporation and Ingersoll-Rand Company Limited.

JOHN E. McGLADE, age 54. Chairman, President, and Chief Executive Officer of the Company. Director of the Company since 2007.

Mr. McGlade joined Air Products in 1976 and subsequently held various positions within its gases business, including both domestic and international assignments. He was named General Manager of the Chemical and Process Industries Division in 1994 and Vice President of the division in 1996, where he led the growth of the Company’s premier position in hydrogen. In 2001, he became General Manager and Vice President of the Performance Materials Division. He was named Group Vice President, Chemicals Group in 2003, with global responsibility for the chemicals group, industrial gas and chemicals manufacturing, and Environment, Health, Safety and Quality. He was appointed President and Chief Operating Officer of Air Products in October 2006. He assumed the position of Chief Executive Officer on October 1, 2007 and Chairman in April 2008. Mr. McGlade serves on the Board of Directors of the American Chemistry Council. He also is a member of the Lehigh University Board of Trustees and the Society of Chemical Industry.

CHARLES H. NOSKI, age 56. Retired Vice Chairman of AT&T Corporation and former Corporate Vice President and Chief Financial Officer of Northrop Grumman Corporation. Director of the Company since 2005, and from 2000-2004.

Mr. Noski served as Senior Executive Vice President and Chief Financial Officer of AT&T Corporation between 1999 and 2002, and was elected Vice Chairman of AT&T’s Board of Directors in February 2002. He retired in November 2002 upon the completion of AT&T’s restructuring. From December 2003 to March 2005, he was Corporate Vice President and Chief Financial Officer of Northrop Grumman Corporation and served as a director from November 2002 to May 2005. Mr. Noski is also a director of Microsoft Corporation, Morgan Stanley, and Automatic Data Processing, Inc.

Directors Continuing in Office Until the Annual Meeting in 2010

WILLIAM L. DAVIS, III, age 65. Retired Chairman, President, and Chief Executive Officer of RR Donnelley. Director of the Company since 2005.

Mr. Davis became Chairman and Chief Executive Officer in 1997 and President in 2001 of RR Donnelley, the largest printing company in North America. He retired in February 2004. Over the prior two decades, Mr. Davis held senior sales, marketing, and executive positions at Emerson Electric Company. Mr. Davis is also a director of Marathon Oil Corporation.

W. DOUGLAS FORD, age 64. Retired Chief Executive, Refining and Marketing, of BP Amoco plc. (“BP”). Director of the Company since 2003.

From 1993-1999, Mr. Ford served as Executive Vice President of BP and its predecessor, Amoco Corporation. In 1999 he was named Chief Executive, Refining and Marketing of BP, and in 2000 he joined the BP board. Mr. Ford retired from BP and its board in March 2002. Mr. Ford is also a director of Suncor Corporation and USG Corporation.

EVERT HENKES, age 65. Retired Chief Executive Officer of Shell Chemicals Ltd. Director of the Company since 2006.

Mr. Henkes joined Shell in 1973 as a marketing manager. During his nearly 30 years with Shell, he held international leadership positions in Shell’s bunkering and marine lubricants, petroleums, chemicals, and metals businesses. In 1998 Mr. Henkes was named Shell’s first global CEO responsible for its chemical business. He retired in April 2003. He is also a director of Outokumpu OYJ, SembCorp Industries Ltd., and Tate & Lyle plc., and a member of the CNOOC Ltd. International Advisory Board.

MARGARET G. McGLYNN, age 49. President, Global Vaccine and Infectious Disease Division, Merck & Co., Inc. Director of the Company since 2005.

Ms. McGlynn has been employed by Merck, a global pharmaceutical company, since 1983. She assumed her current position as President, Global Vaccine and Infectious Disease, in August 2007. She previously served as President, Merck Vaccine Division, from 2005 to 2007. She served as President, U.S. Human Health, from 2003 to 2005. From 2001 to 2002, she acted as Executive Vice President, Customer Marketing and Sales, U.S. Human Health, and from 1998-2001 she served as Senior Vice President, Worldwide Human Health Marketing.

Directors Continuing in Office Until the Annual Meeting in 2011

MICHAEL J. DONAHUE, age 50. Former Group Executive Vice President and Chief Operating Officer of BearingPoint, Inc. Director of the Company since 2001.

Mr. Donahue served as Chief Operating Officer of BearingPoint, Inc. from March of 2000 until February 2005. Prior to March 2000, he served as Managing Partner, Solutions, for the consulting business of KPMG LLP, and as a member of the boards of directors of KPMG LLP and KPMG Consulting KK Japan. He is also a director of GSI Commerce, Inc. and is Chairman of the Board of Directors of The Orchard Enterprises, Inc.

URSULA O. FAIRBAIRN, age 65. President and Chief Executive Officer, Fairbairn Group, LLC. Director of the Company since 1998.

Ms. Fairbairn is President and Chief Executive Officer of Fairbairn Group, LLC, specializing in human resources and executive management consulting since April 2005. She served as Executive Vice President, Human Resources and Quality, of American Express Company, from 1996 until her retirement in April 2005. She is also a director of Centex Corporation, Sunoco Inc., and VF Corporation.

LAWRENCE S. SMITH, age 61. Former Chief Financial Officer of Comcast Corporation. Director of the Company since 2004.

Mr. Smith joined Comcast Corporation, a cable communication systems and telecommunication company in 1988 to oversee the company’s finance and administration functions. He was named Executive Vice President in 1995 and served as Co-Chief Financial Officer from 2002 until his retirement in 2007, overseeing corporate development, accounting, reporting, and tax matters. Prior to joining Comcast, Mr. Smith served as Chief Financial Officer of Advanta Corporation and was a partner in Arthur Andersen & Co. He is also a director of GSI Commerce Inc. and Tyco Electronics Corporation.

CORPORATE GOVERNANCE

Our business is managed by our employees under the direction and oversight of the Board of Directors (the “Board”). We keep Board members informed of our business through discussions with management, materials we provide to them, visits to our offices, and their participation in Board and Board committee meetings.

The Board has adopted Corporate Governance Guidelines for the Company in order to assure that the Board has the necessary practices in place to govern the Company in accordance with the interests of the shareholders. The Guidelines set forth the governance practices the Board follows; including with respect to director independence and qualifications, director responsibilities, access to management and independent advisors, director compensation, director orientation and education, chief executive officer performance assessment, management succession, and assessment of Board and committee performance. The Governance Guidelines are available on the Company’s website at: http://www.airproducts.com/Responsibility/Governance/Guidelines.htm and are available in print to any shareholder upon request. (Information contained on our website is not part of this proxy statement.) The Board regularly reviews corporate governance developments and modifies these Guidelines as warranted.

Director Independence

The Board has affirmatively determined that all of the Company’s directors, except Mr. McGlade, qualify as independent under the New York Stock Exchange (“NYSE”) corporate governance standards. In determining independence, the Board determines whether directors have a material relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of directors. When assessing materiality, the Board considers all relevant facts and circumstances including, without limitation, transactions between the Company and the director, family members of directors, or organizations with which the director is affiliated. The Board further considers the frequency and dollar amounts associated with any of these transactions and whether the transactions were in the ordinary course of business and were consummated on terms and conditions similar to those with unrelated parties.

In its determination, the Board applies the specific tests for independence included in the NYSE listing standards. In addition, the Board has determined, in its business judgment, that the following categories of relationships are immaterial for purposes of making an independence determination:

•

Any business transactions or relationships involving sales or purchases of goods or services between the Company and a director’s employer or an employer of a director’s family member which occurred more than three years prior to the independence determination or involve less than 1% of such employer’s annual consolidated gross revenues, provided the transaction takes place on the same terms and conditions offered to third parties or on terms and conditions established by competitive bid, and the director’s or family member’s compensation is not affected by the transaction;

•

Charitable contributions by the Company to an organization in which the director or his or her immediate family member serves as an executive officer, director, or trustee that occurred more than three years prior to the independence determination, were made pursuant to the Company’s matching contributions program, or were less than the greater of $1 million or 2% of the organization’s gross revenues;

•

Membership of a director in the same professional association, social, fraternal, or religious organization or club as an Executive Officer of the Company (the Executive Officers are listed on page 17);

•	A director’s past matriculation at the same educational institution as an Executive Officer of the Company;

•	A director’s service on the Board of another public company on which an Executive Officer of the Company also serves as a Board member, except for prohibited compensation committee interlocks; and

•	A director’s service as a director, trustee, or executive officer of a charitable or educational organization where an Executive Officer of the Company also serves as a director or trustee.

Notwithstanding the above, the Company’s Corporate Governance Guidelines provide that no director may serve on the Audit Committee or Management Development and Compensation Committee of the Board if he or she has received, within the past or preceding fiscal year, any compensatory fee from the Company other than for Board or committee service; and no director may serve on the Management Development and Compensation Committee of the Board unless the director qualifies as an “outside director” under U.S. tax laws pertaining to deductibility of executive compensation.

On an annual basis, each member of the Board is required to complete a questionnaire designed in part to provide information to assist the Board in determining whether the director is independent under NYSE rules and our Corporate Governance Guidelines. In addition, each director or potential director has an affirmative duty to disclose to the Corporate Governance and Nominating Committee relationships between and among that director (or an immediate family member), the Company, and/or the management of the Company.

The Corporate Governance and Nominating Committee reviews all relationships and transactions for compliance with the standards described above and makes a recommendation to the Board, which makes the independence determination. For those directors identified as independent, the Company and the Board are aware of no relationships or transactions with the Company or management other than of a type deemed immaterial in accordance with the guidelines described above. Charitable contributions by the Company to an organization in which Mr. Baeza’s spouse is an executive officer and routine purchases and sales of products involving Ms. McGlynn’s employer were deemed immaterial.

Executive Session

The independent directors regularly meet without the chief executive officer or other members of management present in executive sessions that are scheduled during at least four Board meetings each year. In addition, the CEO performance review is conducted in executive session, and the Audit, Management Development and Compensation, and Corporate Governance and Nominating Committees periodically meet in Executive Session. Board executive sessions, including the CEO performance review, are led by the presiding director, currently Mr. Hagenlocker.

Board of Directors Meetings and Attendance

During our fiscal year ending September 30, 2008 (“fiscal year 2008”), there were nine meetings of our Board of Directors. Board and committee attendance averaged 98% for the Board as a whole, and no director attended less than 75% of the combined total of meetings of the Board and the committees on which they were serving. In accordance with the Company’s Corporate

Governance Guidelines, all directors are expected to attend the Company’s annual meeting of shareholders unless they have an emergency or unavoidable schedule conflict. All directors attended the last annual meeting.

Shareholder Communications

Shareholders and other interested parties may communicate with the independent directors by sending a written communication in care of the Corporate Secretary’s Office at the address on page 5. The Board of Directors has adopted a written procedure for collecting, organizing, and forwarding direct communications from shareholders and other interested parties to the independent directors. A copy of the procedure is available upon request.

Code of Conduct

The Board has adopted its own Code of Conduct that is intended to affirm its commitment to the highest ethical standards, integrity, and accountability among directors and that focuses on areas of potential ethical risk and conflicts of interest especially relevant to directors. The Company also has a Code of Conduct for officers and employees. This Code of Conduct addresses such topics as conflicts of interest, confidentiality, protection and proper use of Company assets, and compliance with laws and regulations. Both Codes of Conduct can be found on the website at http://www.airproducts.com/Responsibility/Governance/codeofconduct.htm and are available in print to any shareholder who requests them.

Transactions with Related Persons

The Company did not engage in any reportable related person transactions in fiscal year 2008.

The Board recognizes that transactions with related persons can present actual or potential conflicts of interest and wants to ensure that Company transactions are based solely on the best interests of the Company and its shareholders. Accordingly, the Board has delegated responsibility to the Audit Committee to review transactions between the Company and related persons. The Audit Committee has adopted a written policy providing procedures for review of related person transactions.

A related person transaction is a transaction between the Company and a director, Executive Officer, or 5% shareholder; an immediate family member of a director, Executive Officer, or 5% shareholder; or a company or other entity in which any of these persons have a material interest. Pursuant to the Audit Committee policy, related person transactions must be preapproved by the Committee or, in the event of an inadvertent failure to bring the transaction to the Committee for preapproval, ratified by the Committee. In deciding whether to approve or ratify a related person transaction, the Committee considers the benefits of the transaction to the Company, the impact on a director’s independence if a director or a director’s family member or affiliate is involved, the availability of comparable sources for products and services, the terms of the transaction, and terms available to third parties for similar transactions. The Committee only approves transactions that are in the best interests of the Company. The Committee chairman is authorized to approve related person transactions when it is impractical or undesirable to wait until the next Committee meeting for approval. Such transactions must be reported to the Committee at the next meeting.

COMMITTEES OF THE BOARD

The Board has five standing committees which operate under written charters approved by the full Board: Audit; Corporate Governance and Nominating; Environmental, Safety and Public Policy; Finance; and Management Development and Compensation. In accordance with NYSE listing standards, none of the directors who serve on the Audit, Corporate Governance and Nominating, or Management Development and Compensation Committees have ever been employed by the Company, and the Board has determined in its business judgment that all of them are “independent” from the Company and its management in accordance with the guidelines described above in “Director Independence”. The charters of all the committees can be viewed on the Company website at http://www.airproducts.com/Responsibility/governance/boardofdirectors/committees.htm and are available in print to any shareholder upon request. The Company’s bylaws also provide for an Executive Committee. The chart below identifies the members of each committee, the number of meetings held by each committee, and the committee chairs, during fiscal year 2008.

Name	Audit	Corporate Governance and Nominating	Environmental, Safety and Public Policy	Executive	Finance	Management Development & Compensation

M. L. Baeza		C	X	X
W. L. Davis			X			X
M. J. Donahue	X				C
U. O. Fairbairn			C			X
W. D. Ford	X			X	X
E. E. Hagenlocker		X		X		C
E. Henkes	X				X
J. E. McGlade				C
M. G. McGlynn	X		X
C. H. Noski		X		X		X
L. S. Smith	C				X
2008 Meetings	7	5	2	0	2	6

            C = Chairman

Audit Committee

The Board has determined that all of the Audit Committee members are “financially literate” and that Mr. Smith qualifies as an “audit committee financial expert” as defined by SEC regulations and NYSE listing standards. The Committee operates under a written charter. The Committee is directly responsible for the appointment, compensation, retention, and oversight of the Company’s independent registered public accountant. The Committee reviews the appropriateness, quality, and acceptability of the Company’s accounting policies, the integrity of financial statements reported to the public, significant internal audit and control matters and activities, the Company’s policies and processes for risk assessment and management, and compliance with legal and regulatory requirements. The Committee discusses with the Company’s internal auditor and independent registered public accountant the overall scope and plans for their respective audits. The Committee meets with the internal auditor and the independent registered public accountant, with and without management present, to discuss the results of their audits, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The

Committee also reviews compliance with the Company’s Code of Conduct for employees and officers and is responsible for establishing and administering the Company’s procedures for confidential reporting by employees of questionable accounting practices and handling complaints regarding accounting, internal controls, and other audit matters.

Each year the Committee approves an annual agenda plan which specifies matters to be considered and acted upon by the Committee over the course of the year in fulfilling its responsibilities. In fiscal year 2008, the Committee met seven times.

Audit Committee Report

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management bears primary responsibility for the financial statements and the reporting process, including the system of internal controls and disclosure controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with United States generally accepted accounting principles.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements contained in the 2008 annual report on SEC Form 10-K with the Company’s management and the independent registered public accountant. The Audit Committee has also discussed with the independent registered public accountant the matters required to be discussed by the Statement on Auditing Standards on Communication with Audit Committees as currently in effect. In addition, the Committee has discussed with the independent registered public accountant its independence from the Company and its management, including matters in the written disclosures and letter received by the Committee from the independent registered public accountant, as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee on its independence.

Based on the reviews and discussions referred to above, the Committee approved the audited consolidated financial statements and recommended to the Board that they be included in the Company’s annual report on SEC Form 10-K for fiscal year 2008.

Audit Committee

Lawrence S. Smith, Chairman

Michael J. Donahue

W. Douglas Ford

Evert Henkes

Margaret G. McGlynn

Independent Registered Public Accountant

Appointment and Attendance at Annual Meeting.    KPMG was the Company’s independent registered public accountant for fiscal year 2008. Representatives of KPMG will be present at the Annual Meeting to respond to appropriate questions and make a statement if they desire.

Fees of Independent Registered Public Accountant.    Consistent with the Audit Committee’s responsibility for engaging the Company’s independent registered public accountant, all audit and permitted nonaudit services performed by KPMG require preapproval by the Audit Committee. The full Committee approves projected services and fee estimates for these services and establishes budgets for major categories of services at its first meeting of the fiscal year. The Committee chairman has been designated by the Committee to approve any services arising during the year that were not preapproved by the Committee and services that were preapproved if the associated fees will cause the budget established for the type of service at issue to be exceeded by more than ten percent. Services approved by the chairman are communicated to the full Committee at its next regular quarterly meeting, and the Committee reviews actual and forecasted services and fees for the fiscal year at each such meeting. During fiscal year 2008, all services performed by the independent registered public accountant were preapproved.

During fiscal years 2007 and 2008, KPMG billed the Company fees for services in the following categories and amounts (in millions):

	2008	2007

Audit Fees	$5.7	$5.5
Audit-related Fees	1.2	1.0
Tax Fees	.1	.1
All Other Fees	0.0	0.0
Total Fees	$7.0	$6.6

Audit fees are fees for those professional services rendered in connection with the audit of the Company’s consolidated financial statements and the review of the Company’s quarterly consolidated financial statements on Form 10-Q that are customary under the standards of the Public Company Accounting Oversight Board (United States), and in connection with statutory audits in foreign jurisdictions. Audit-related services consisted primarily of services rendered in connection with employee benefit plan audits, SEC registration statements, due diligence assistance, and consultation on financial accounting and reporting standards. Tax fees were primarily for preparation of tax returns in non-U.S. jurisdictions, assistance with tax audits and appeals, advice on mergers and acquisitions, and technical assistance.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee operates under a written charter. The Committee monitors and makes recommendations to the Board about corporate governance matters including the Company’s Corporate Governance Guidelines, codes of conduct, Board structure and operation, Board policies on director compensation and tenure, the meeting schedules of the Board and the committees, the charters and composition of the committees, and the annual Board and committee performance assessment processes. The Committee met five times in fiscal year 2008.

Selection of Directors.    The Board has established the following minimum qualifications for all directors: business experience, judgment, independence, integrity, ability to commit sufficient time and attention to the activities of the Board, absence of any potential conflicts with the Company’s interests, and an ability to represent the interests of all shareholders. The qualities and skills necessary for a specific director nominee are governed by the needs of the Board at the time the Committee determines to add a director to the Board. The specific requirements of the Board are determined by the Committee and are based on, among other things, the Company’s current business, market, geographic, and regulatory environments; the mix of perspectives, experience, and competencies currently represented by the other Board members; and the chief executive officer’s views as to areas in which management desires additional advice and counsel.

The Committee has primary responsibility for identifying, recommending, and recruiting nominees for election to the Board. When the need to recruit a nonmanagement director arises, the

Committee consults the other directors, the chief executive officer, and third-party recruiting firms to identify potential candidates. Once a candidate is identified, the candidate screening process generally is conducted initially by a third-party recruiting firm and will include inquiries as to the candidate’s reputation and background, examination of the candidate’s experiences and skills in relation to the Board’s requirements at the time, consideration of the candidate’s independence as measured by the Board’s independence standards, and other considerations the Committee deems appropriate at the time. Prior to formal consideration and recommendation by the Committee, any candidate who passes such screening would be interviewed by one or more members of the Committee and the chief executive officer. Candidates recommended by shareholders, whose names are submitted in accordance with the Committee’s procedures described below, will be screened and evaluated in the same manner as other candidates. All candidates standing for election at the Annual Meeting are current directors who were previously elected to the Board.

The Committee has adopted a policy regarding its consideration of director candidates recommended by shareholders and a procedure for submission of such candidates. The policy provides that candidates recommended by shareholders will be considered by the Committee; submissions of candidates must be made in writing; and, to be considered for nomination at an annual meeting of shareholders, submissions must be received not later than 120 days prior to the anniversary date of the proxy statement for the prior annual meeting. The submission must also provide certain information concerning the candidate and the recommending shareholder(s), a statement explaining why the candidate has the qualifications required, and consent of the candidate to be interviewed by the Committee and to serve if elected. A copy of the policy and procedure is available upon request.

Executive Committee

The Executive Committee, which did not meet in fiscal year 2008, has the authority of the Board to act on most matters during intervals between Board meetings. It is usually convened to approve capital expenditures in excess of the chief executive officer’s authority where a customer requires a commitment prior to the next Board meeting.

Environmental, Safety and Public Policy Committee

The Environmental, Safety and Public Policy Committee monitors and reports to the Board on issues and developments in areas such as environmental compliance, climate change and sustainability, safety, corporate security and crisis management, diversity, community relations, and corporate and foundation philanthropic programs and charitable contributions.

Finance Committee

The Finance Committee reviews the Company’s financial policies; keeps informed of its operations and financial condition, including requirements for funds and access to liquidity; advises the Board about sources and uses of Company funds; reviews the Company’s financial arrangements and methods of external financing; and oversees the funding and management of assets of the Company’s employee pension and savings plans worldwide.

Management Development and Compensation Committee

Pursuant to its charter, the Management Development and Compensation Committee (the “Committee”) has responsibility for

•	Leading the Board in evaluating the performance of the Company’s chief executive officer (“CEO”);

•	Overseeing CEO succession planning and the development and evaluation of potential candidates for other executive positions;

•	Establishing the Company’s executive compensation policies, determining CEO compensation, and approving other Executive Officer compensation; and

•	Overseeing the design and administration of the incentive compensation plans for key employees and the administration and design of the Company’s pension and savings plans.

Roles of the Committee, Management, and Compensation Consultant in the Compensation Process.    The Committee is responsible to the Board and to shareholders for establishment and oversight of the Company’s compensation program for Executive Officers, including those named in the Summary Compensation Table on page 33 (“Named Executive Officers”) and for approving the compensation level of the Executive Officers. The Company’s Executive Officers for fiscal year 2008 were the Named Executive Officers:

•	John E. McGlade, Chairman, President, and CEO;

•	Paul E. Huck, Senior Vice President and Chief Financial Officer (“CFO”);

•	Scott A. Sherman, Senior Vice President and General Manager — Tonnage Gases, Equipment and Energy;

•	Lynn C. Minella, Senior Vice President — Human Resources and Communications;

•	Robert D. Dixon, Senior Vice President and General Manager — Merchant Gases;

and the following additional senior operational and corporate officers:

•	M. Scott Crocco, Vice President and Corporate Controller;

•	Michael F. Hilton, Senior Vice President and General Manager — Electronics and Performance Materials;

•	Stephen J. Jones, Senior Vice President, General Counsel and Secretary (“General Counsel”); and

•	John W. Marsland, Vice President — Business Services.

The Committee establishes overall compensation strategies and policies for the Executive Officers, allocates compensation for Executive Officers among the various components of compensation, evaluates and approves goals and objectives relevant to the incentive compensation of the Executive Officers, evaluates the performance of the CEO with input from the full Board, determines direct compensation levels for the CEO, and evaluates and approves direct compensation levels for other Executive Officers.

While the Committee determines overall compensation strategy and policies for the Executive Officers and approves their compensation, it seeks input from several Executive Officers and other management employees with respect to both overall guidelines and discrete compensation decisions. Specifically:

•

the Senior Vice President — Human Resources and Communications works with the Committee and the external compensation consultant to develop the design of compensation programs and decision-making frameworks for determining compensation levels;

•

the CEO provides the Committee perspective on the performance of other Executive Officers, and provides input to the Committee and the external compensation consultant on the forms of incentive compensation and performance metrics that will best support his strategic goals for the Company;

•	the CFO provides background and recommendations to the Committee regarding the Company’s key financial objectives and performance against them;

•

total compensation packages for Executive Officers other than the CEO are developed and recommended by the CEO, in consultation with the Senior Vice President — Human Resources and Communications, and based on guidance received from the external compensation consultant; and

•	the Company’s General Counsel and Law and Human Resources staff provide technical advice and other support to the Committee.

All of these Executive Officers, as well as other management employees, attend portions of the Committee meetings. The Committee determines whether to approve management recommendations, subject to any further modifications that it may deem appropriate. The Committee’s usual practice is to meet in Executive Session both alone and with its compensation consultant to reach final decisions about CEO and other Named Executive Officer compensation.

The Committee has delegated to the officers of the Company authority to take certain administrative actions with respect to the Company’s incentive compensation plans and retirement and other benefit plans. The CEO of the Company is authorized to determine incentive compensation for employees other than Executive Officers, subject to terms and overall amounts approved by the Committee. The design and administration of pension, savings, welfare, and vacation benefit plans and practices generally are handled by teams of Company Human Resources, Finance, and Law employees, although the Committee retains authority for approving major design changes and certain administrative decisions that affect Executive Officers.

For fiscal year 2008, the Committee retained Mercer as an external compensation consultant to provide advice on executive compensation. The Committee used Mercer to assess the competitiveness of the executive compensation program, to make recommendations regarding the program design based on prevailing market practices and business conditions, to advise the Committee on the level of each Executive Officer’s compensation, and to conduct research as directed by the Committee. In fiscal year 2008, Mercer also prepared an assessment of the alignment over the past several years of the Company’s pay levels with its performance in comparison to peer companies. Mercer attended portions of Committee meetings and regularly met in Executive Session with the Committee with no members of management present.

The Committee’s intent is to ensure the candor and objectivity of its compensation consultant and several practices have been put in place to safeguard the consultant’s independence. The consultant is engaged by and reports directly to the Committee, frequently meets separately with the Committee with no members of management present and periodically consults with the Committee Chair in between meetings. Management reported to the Committee at each meeting any fees for services and products the Company purchased from Mercer and its affiliates during fiscal year 2008, and the Committee reviewed and approved in advance any such engagements the Company entered with Mercer. The Company also has unrelated relationships with insurance and marketing affiliates of Mercer. While the Committee believes that Mercer is independent of management and is confident the advice it received from Mercer was objective, for 2009 the Committee has nevertheless determined to retain a consultant, Farient Advisors, that specializes in executive officer compensation and thus performs no other work for the Company or management.

COMPENSATION OF EXECUTIVE OFFICERS

Report of the Management Development and Compensation Committee

The Committee has reviewed and discussed with management and its external compensation consultant the following Compensation Discussion and Analysis section of the Company’s 2008 Proxy Statement. Based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for 2008.

Management Development and Compensation Committee

Edward E. Hagenlocker, Chairman

William L. Davis, III

Ursula O. Fairbairn

Charles H. Noski

Compensation Discussion and Analysis

Overview of Compensation

The Company’s most fundamental objective is to enhance our shareholders’ long-term investment in the Company through disciplined capital investment, sustainable growth, and superior returns. The Company has identified and communicated to investors key performance indicators such as earnings growth and return on capital targets to measure our success in achieving this objective. Our executive compensation programs emphasize incentive compensation opportunities for our management team that are linked to these key performance indicators. In addition, the Committee believes that our Executive Officers are best motivated to drive performance that is in the long-term interest of shareholders if a significant portion of executive compensation is delivered in Company stock. Based on these policies, the majority of compensation provided to the Company’s Named Executive Officers is variable; i.e., the payment or value of the compensation is not guaranteed, but is dependent upon the achievement of short-, medium-, and long-term performance objectives and/or appreciation in the value of Company stock.

In addition to incentive opportunities, the Company’s compensation programs provide Executive Officers a lesser amount of fixed elements, such as base salary and benefits, which are an essential part of a competitive compensation program. Executive Officer retirement and welfare benefits generally track those provided to our entire salaried employee population. We also provide severance and change in control programs to mitigate the impact of portfolio management actions, succession planning, and other corporate actions.

Overall, for fiscal year 2008 the Company’s Executive Officer compensation programs were intended to provide a compensation opportunity that approximates the median of similar companies. Individual components of compensation may be greater or lesser than the median, and actual compensation delivered may vary significantly from the target opportunity and the median based on Company or individual performance and fluctuation in Company stock price.

Compensation is delivered to the CEO and other Named Executive Officers through the components listed in the table below, which provides a brief description of the principal types of compensation, how performance factors into each type of compensation, and the objectives served by each type. Detailed descriptions of the components of compensation, the objectives of the program, and how the Committee determined compensation levels for fiscal year 2008 begin on page 22.

Fiscal Year 2008 Principal Compensation Elements

Element	Description	Performance Considerations	Primary Objectives

Base Salary	Fixed cash payment	Based on level of responsibility, experience, individual performance.	Competitiveness Security
Annual Incentive Plan	Short-term incentive, cash payment	Measured by performance towards short-term financial and strategic objectives.	Promote achievement of short-term financial and strategic objectives.
Long-Term Incentive Plan	Equity-based awards with long-term focus. Includes stock options, restricted stock, and performance shares.	Creation of shareholder value and realization of medium- and long-term financial and strategic goals. In the case of performance shares, performance against medium-term financial and strategic objectives.	Create alignment with shareholders; promote achievement of longer-term financial and strategic objectives.
Retirement and Welfare Benefits	Pension benefits, savings plan, health and insurance benefits	None—generally track benefits offered to salaried workforce.	Security Competitiveness

The mix of total direct compensation for fiscal year 2008 was designed to deliver the following approximate proportions when target levels of performance were achieved by the Company:

	Allocation Between Fixed and Variable		Allocation Between Short- and Long-Term Incentives		Allocation Between Cash/Equity

Named Executive Officer	Fixed	Variable	Short-Term	Long-Term	Cash	Equity

Mr. McGlade	15%	85%	15%	85%	30%	70%
Mr. Huck	25%	75%	25%	75%	45%	55%
Mr. Sherman	30%	70%	25%	75%	45%	55%
Ms. Minella	30%	70%	25%	75%	45%	55%
Mr. Dixon(1)	35%	65%	30%	70%	55%	45%

(1)	Excludes a special retention award described below.

As the principal leader of the Company, the Committee believes that the CEO should have the highest percentage of compensation tied to the performance of the Company, consistent with market practice.

Fiscal Year 2008 Performance.    The Company had strong performance in fiscal year 2008, achieving double-digit growth in sales, significant growth in earnings from continuing operations, and improvement in operating margins and Return on Capital Employed, while maintaining strong cash flow and an “A” credit rating. The Company also returned significant value to shareholders through dividend increases and share repurchases. In addition, the Company continued to lay the groundwork for future growth with important new business signings, productivity gains, and portfolio management actions. Based on the fiscal year 2008 financial performance, short-term cash incentive payouts exceeded targets for the year and the realized compensation mix correspondingly differed from the targeted mix in the table above.

Despite the solid financial performance of the business in fiscal year 2008, the Company’s stock performance was impacted by the unprecedented volatility in global financial markets. Many of our shareholders saw the market value of their shares decline significantly at the end of fiscal year 2008 and into the first quarter of fiscal year 2009. Because a large percentage of the Company’s Executive Officers’ compensation is delivered in equity awards, the Executive Officers also experienced a substantial decrease in the value of their outstanding long-term incentives and in their personal wealth. As reflected in the Outstanding Equity Awards at Fiscal Year-End table appearing on page 38, the value of equity compensation granted to Executive Officers in prior years significantly declined during fiscal year 2008; and the value had further declined as of the date this Proxy Statement went to print. While the Committee is disappointed that a very good year ended with a decline in Company stock performance, the Company’s Executive Officer compensation program operated as intended in this respect, linking the Executive Officers’ significant personal stake in the performance of the Company’s stock to the investment of our shareholders.

Design of the Program

Objectives of the Compensation Program.    The overall objective of our executive compensation program is to provide the right management team with the right incentives to execute our strategic objectives and maximize our shareholders’ investment in the Company. This overall objective can be broken down into several subordinate objectives that more directly factor into the design of our compensation program and specific compensation decisions of the Committee. Each element of compensation fosters one or more of the following objectives:

Compensation should:

•	Be tied to strategy and performance.

The Company’s programs provide a spectrum of incentive compensation opportunities that simultaneously promote achievement of short-, medium-, and long-term strategic and financial objectives—both intermediate targets and stretch aspirations.

•	Link the interests of Executive Officers to the interests of shareholders.

The Company’s Executive Officer compensation program is designed so that factors that impact the success of our shareholders’ investment in the Company also impact our management team’s personal wealth.

•	Be competitive.

The Company seeks to offer compensation opportunities that are sufficient to attract talented and experienced managers who have a choice about where they work, and to discourage them from seeking other opportunities.

•	Foster nonfinancial corporate goals.

While financial results are the primary commitment the Company makes to shareholders, the compensation program balances financial results with other Company values such as safety, diversity, sustainability, ethical conduct, etc. Accordingly, some components of the program provide flexibility to recognize nonfinancial achievements or to reduce or recoup compensation where insufficient attention is paid to nonfinancial Company objectives.

•	Support actions needed to respond to changing business environments.

The Company has sought to provide some elements of compensation, such as severance benefits, that give the management team or the Board of Directors tools to facilitate decisions about divestitures and restructurings, succession planning, or other significant corporate events that may impact the position or employment status of Executive Officers.

•	Provide reasonable security.

The Committee intends the compensation program to provide basic elements such as base salary and benefits that ensure that management is fairly remunerated and provide reasonable security so that the management team can perform at its best and take prudent risks.

Benchmarking.    The Committee believes an understanding of the compensation practices of the companies with whom we compete for talent is the critical starting point for determining the right mix of compensation components and target compensation levels. In preparation for determining fiscal year 2008 compensation, the Committee directed Mercer to conduct an overall competitive assessment of the Company’s executive compensation levels and practices. Mercer reviewed the overall program design and practices in light of evolving market trends and benchmarked the Executive Officer compensation levels.

Each year the Committee actively reviews and evaluates the peer group used for benchmarking compensation. For purposes of assessing competitiveness and recommending compensation levels for fiscal year 2008, Mercer compiled survey data from its compensation database on a market reference group of industrial companies with revenue of $6 to $12 billion (consistent with the Company’s fiscal year 2008 revenue of $10.4 billion) and chemical companies with revenues of $1 billion and above (collectively, “Market Reference Group”). This Market Reference Group, although broad, was selected because it is representative of the companies from which the Company recruits and with which it competes for talent. The Company has determined its competition for talent is a broader group than its direct competitors based on a review of recent managerial level recruiting and attrition. This Market Reference Group is used by the Company for its entire workforce, not just Executive Officers. A list of companies included in the Market Reference Group is in the Appendix on page 55.

At the Committee’s request, Mercer also compiled proxy data from a smaller group of companies that are direct competitors of the Company or are similar to the Company in that they have asset intensive businesses and manage comparable amounts of revenue and capital (“Peer Reference Group”). The Committee uses this secondary reference group as a check to ensure pay levels are appropriate, and for benchmarking specific pay practices. A list of the companies included in the Peer Reference Group also appears in the Appendix.

Setting Total Compensation Levels.    To perform its evaluation of the compensation of Executive Officers for fiscal year 2008, the Committee reviewed the individual elements of total direct compensation (base salary, target bonus, and long-term incentive grants) and the aggregate total direct compensation and compared them to Market Reference Group data for each Executive Officer’s position.1 Based on its Market Reference Group research, Mercer projected ranges for each component of compensation and total direct compensation value for each Executive Officer position reflecting 25th, 50th, and 75th percentile value for the Market Reference Group. (For this purpose, the data was aged to October 2008 at a rate of 3.8% to

[1]	The competitive assessment by position excluded Mr. Crocco, whose compensation was determined based on a salary grade range.

enable the Committee’s decisions to anticipate trends through the end of fiscal year 2008.) Overall, the Committee’s guideline for fiscal year 2008 was to provide a total direct compensation opportunity for the Executive Officers that approximates the median. Within the total direct compensation opportunity for any Executive Officer, individual components of compensation may be greater or lesser than the median, because the Committee is primarily concerned with the competitiveness of the entire program versus any one element of compensation.

While Mercer established initial recommended target ranges for fiscal year 2008 compensation opportunities, based on Market Reference Group data for an Executive Officer’s position, the Committee, with Mercer’s input, adjusted individual compensation components and total opportunity up or down for certain Executive Officers based on performance, relative experience, proficiency, responsibilities not common in the market, retention risk, etc. Total direct compensation opportunities for fiscal year 2008 were approved prior to the beginning of the year. Actual compensation realized can vary significantly from the target opportunity for any component of compensation or for total direct compensation based on Company or individual performance and Company stock price fluctuation.

As part of the process for determining total direct compensation, the Committee also reviews tally sheets which detail the value, earnings, and accumulated potential payout of each element of an Executive Officer’s compensation in various employment termination scenarios. The tally sheets help the Committee consider the retention value of an Executive Officer’s accumulated compensation package, compare Executive Officers’ accumulated compensation, and understand the effect compensation decisions have on various termination of employment scenarios.

The following summarizes considerations factoring into the Committee’s determination of targeted total direct compensation opportunity for each of the Named Executive Officers:

•

Consistent with market practice, and based on greater responsibility levels, Mr. McGlade’s compensation is substantially more than other Executive Officers. In addition, based on the significant increase in his responsibilities as he assumed the CEO position at the beginning of fiscal year 2008, the Committee set Mr. McGlade’s total direct compensation opportunity significantly higher than his fiscal year 2007 level. However, Mr. McGlade’s compensation opportunity for fiscal year 2008 was a decrease from the fiscal year 2007 total direct compensation opportunity provided for his predecessor in the CEO position; given that Mr. McGlade was newly promoted to the position of CEO, the Committee determined to target his total direct compensation opportunity to slightly below the median for this first year of his assuming the new role. To accomplish this, his total cash compensation (base salary and bonus) was set at between the 25th and 50th percentile. His long-term incentives were set at the median level, resulting in total direct compensation opportunity slightly below (94%) median.

•

Mr. Huck’s total direct compensation opportunity was modestly increased for fiscal year 2008 and was set at between 50 th and 65th percentile. The Committee determined that an above median target was appropriate for Mr. Huck since he is a high performing, very experienced chief financial officer.

•

Mr. Sherman’s total direct compensation opportunity was significantly increased and was set between the 50th-65th percentile to recognize his increased responsibilities as he assumed accountability for the Company’s Global Operations Group and to reward his sustained high performance and proficiency.

•

Ms. Minella’s total direct compensation opportunity was modestly increased for fiscal year 2008 and was also set between the 50th-65th percentile based on her high performance and recognizing her expanded responsibility for the Company’s Corporate Communications.

•

Mr. Dixon’s total direct compensation opportunity at the beginning of the year was significantly below median since he assumed his current accountabilities recently. As a result of his low position with respect to the Market Reference Group median and the strong performance of his segment, Mr. Dixon’s total direct compensation opportunity was significantly increased for fiscal year 2008. It nevertheless remains slightly below median. A separate multi-year retention award, discussed below, was provided to Mr. Dixon to partially address the shortfall.

Setting Performance Metrics for Incentive Compensation.    For fiscal year 2008, the Committee undertook a thorough evaluation of the performance metrics used for the Annual Incentive Plan and the performance share component of the long-term incentive program, both of which are described in more detail below. The Committee started with the premise that earnings growth and a consistent return on capital in excess of the Company’s cost of capital are the key drivers of shareholder value; so the Committee evaluated different measures of growth and return on capital for use as performance metrics. After reviewing alternative measures, the Committee established growth in Earnings per Share (“EPS Growth”) and the spread between Return on Capital Employed and the Company’s cost of capital (“ROCE Spread”)2 as the 2008 performance metrics for both the Annual Incentive Plan and performance shares. EPS Growth was chosen as the best growth measure because it reflects all sources of income after tax and promotes balanced use of debt and equity capital. ROCE Spread was determined to be the best measure of return on capital because it reflects all capital employed and all income generated after tax, and is well understood by the Company’s investors and financial analysts.

The Committee established target levels for the fiscal year 2008 performance metrics by reviewing historical performance of the Company, and, in the case of EPS Growth, of the S&P 500 and a peer group of U.S. specialty chemicals manufacturers.3 Based on the historical data, the Committee determined to use 9% as the EPS Growth level at which the target payout would be earned because this level of performance was slightly above the average for the Company and the peer groups for a 15-year period. The Committee selected 2% above cost of capital as the ROCE Spread level for the target payout, as it represents a reasonable return on investment for the Company’s business model, without creating a disincentive for investment related to growth. The Committee based the performance targets on historical performance levels rather than calibrating the targets to the Company’s annual operating plan because it believes fixed standards better align compensation with real increases in shareholder value, encourage a long-term focus, and are consistent with the Company’s business model which is built on long-term relationships and investments.

[2]	ROCE is calculated by taking operating income after tax plus after-tax equity affiliate income and dividing by capital employed (i.e., the sum of average debt, average equity, and average minority interest). Cost of capital is calculated as a leveraged, weighted average of the Company’s cost of debt (after tax) and cost of equity. (The cost of equity is determined using the Capital Asset Pricing Model which measures the expected return on an investment based on expected risk factors which affect the investment). The difference between ROCE and cost of capital is the ROCE Spread.

[3]	The peer group consisted of 3M, Dow Chemical, DuPont, Eastman Chemical, Ecolab, Monsanto, PPG, Praxair, and Rohm & Haas.

The Committee determined to use the same metrics for both short-term and long-term incentive compensation because it believes that the management team performs better when it is focused on reinforced, well understood metrics rather than dividing its efforts among a number of metrics that may compete against each other. Because growth is easier to drive in the short term, whereas returns take longer to develop, the Committee chose to weigh the metrics 60% EPS Growth and 40% ROCE Spread for the short-term Annual Incentive Plan and 33% EPS Growth and 67% ROCE Spread in the longer-term performance shares.

In determining actual performance against these metrics, the Committee decides whether to include or exclude the impact of items reported in the Company’s financial statements that may distort underlying operating results for the current or a prior year. For fiscal year 2008 determinations, the Committee excluded discontinued operations from 2007 and 2008 results. Also, for purposes of calculating EPS Growth, the Committee excluded several nonoperating items from fiscal year 2007 earnings.4

Components of Compensation

Establishing a competitive target value for an Executive Officer’s total direct compensation opportunity is one part of the Committee’s decision making process. Within the value targeted, the Committee seeks to provide individual compensation components that are not only competitive, but meet the other objectives of the program.

Base Salary.    Base salaries for Executive Officers are reviewed on an annual basis with Mercer. Base salary is targeted at the median compared to similar positions in the Market Reference Group, with adjustment for proficiency, performance, experience, and the uniqueness of the responsibilities held by certain Executive Officers. In addition, the Committee may take retention risk into account in setting salaries.

The Named Executive Officer salaries approved for the year appear in the Summary Compensation Table on page 33. For fiscal year 2008, all Named Executive Officer base salaries were set at approximately the median point of the Market Reference Group ranges identified by Mercer, except Mr. McGlade’s base salary was between 25th and 50th percentile and Mr. Dixon’s was slightly below median as noted above.

Annual Incentive Plan.    Approximately 400 management level employees worldwide participate in the Annual Incentive Plan and receive bonus awards based on the Company’s performance for the year. As described above, for fiscal year 2008 the Committee selected EPS Growth and ROCE Spread as the performance metrics for the Plan. Target bonus opportunities under the Plan are intended to approximate the median level for comparable positions within the Market Reference Group. Actual bonuses may be above or below target bonuses depending upon the Company’s fiscal year performance as measured by the performance metrics established by the Committee at the beginning of the fiscal year. When performance exceeds the target levels for the preestablished performance metrics, bonus payouts exceed target as well, and may exceed median payouts. Actual bonus payouts can range from 0% to 230% of target bonuses.

[4]	Specifically, the Committee excluded a one-time release of reserves, prior year tax adjustments, and the gain and tax benefit associated with sale and donation of an investment.

Determination of bonuses is a multi-step process which begins with establishing target bonuses. At the beginning of the year the Committee determined Executive Officer target bonuses as a percentage of each Executive Officer’s base salary with the assistance of Mercer. For fiscal year 2008, the target bonuses for the Named Executive Officers were as follows:

Officer	% of Base Salary

Mr. McGlade	110%
Mr. Huck	70%
Mr. Sherman	60%
Ms. Minella	60%
Mr. Dixon	60%

For fiscal year 2008, target bonuses for all Named Executive Officers were approximately median, except Mr. McGlade and Mr. Dixon, as noted above.

The range for an Executive Officer’s actual bonus award is determined by multiplying the Executive Officer’s target bonus by a payout factor which is calculated under a formula. The formula uses an EPS Growth Factor and an ROCE Spread Factor, both of which are determined under schedules established by the Committee at the beginning of the fiscal year. Below is an excerpt from the schedules used to determine the range of fiscal year 2008 awards:

2008 Bonus Factor Schedules[5]
Weighted at 60%		Weighted at 40%
% EPS Growth	Factor	ROCE Spread	Factor

16.0% or Greater	2.00	4%	2.00
15%	1.80	3%	1.50
12%	1.45	2%	1.00
9%	1.00	0%	0.50
4%	0.50	<0%	0.00

The sum of the weighted EPS Growth and ROCE Spread Factors is the preliminary payout factor for the fiscal year. For fiscal year 2008, EPS Growth was determined by the Committee to be 15.3%6 and the ROCE Spread was determined to be 4.4%, resulting in a preliminary payout factor of 1.92%.

The bonus payout range is from 0 to the maximum payout percentage, which is 30 percentage points above the preliminary payout factor. Once the maximum payout percentage is determined, the Committee may decrease it, including to reflect nonfinancial criteria such as safety, diversity, and environmental performance factors. The resulting adjusted payout factor is the basis for determining awards for non-Executive Officers participating in the Annual Incentive Plan. To determine the awards for Executive Officers, each Executive Officer’s target bonus is multiplied by a factor, not to exceed the maximum payout percentage, which is determined by the Committee based on individual and operating unit performance.

[5]	Factors for performance between the percentages shown are interpolated.

[6]	As noted above, in determining fiscal year 2008 performance, the Committee used only earnings from continuing operations and excluded several one-time items from fiscal year 2007 earnings.

For fiscal year 2008, the maximum bonus payout percentage was 222%. The Committee set the payout factor for the non-Executive Officer participants at 192%, reflecting the strong fiscal year 2008 performance of the Company’s continuing operations. The Committee determined to decrease this payout factor by 10 percentage points for all Executive Officers on the Corporate Executive Committee (which includes the Named Executive Officers) because the Company recorded a large asset impairment charge for the U.S. Healthcare business during fiscal year 2008, and the Committee believed that the leadership of the Company should be held accountable for the underperformance of that business. Balancing this concern, the Committee recognized that the fiscal year 2008 decision to exit the business was a positive step for shareholders. The Committee decreased bonuses more significantly for those individual Executive Officers, including Mr. Huck, who were involved in the acquisition or operations of the Healthcare business.

Fiscal year 2008 bonuses determined for the Named Executive Officers, target and maximum bonus awards are shown in the table below:

Officer	Target Bonus	Actual Bonus	Maximum Bonus

Mr. McGlade	$1,100,000	$2,002,000	$2,442,000
Mr. Huck	$402,500	$696,000	$893,550
Mr. Sherman	$270,000	$498,000	$599,400
Ms. Minella	$249,000	$459,000	$552,780
Mr. Dixon	$216,000	$393,000	$479,520

Overview — Long-Term Incentives.    The primary objectives served by the long-term incentives are supporting the Company’s strategic goals and linking the interests of the management team with those of shareholders. Because all components of the long-term incentive opportunity are delivered in Company stock, they all become more or less valuable in correlation with shareholder value. The Committee has developed three balanced components for the Executive Officer’s long-term incentives: stock options to directly reward executives for increases in shareholder return; restricted stock which links Executive Officers’ interests to shareholders with less dilution than options and provides a retention incentive; and “performance shares” which provide focus on medium-term goals (for fiscal year 2008 grants, EPS Growth, and ROCE Spread). The current mix of long-term compensation for Executive Officers is 50% stock options, 25% restricted stock, and 25% performance shares. The Committee chose this mix of stock options, restricted stock, and performance shares to provide a balance of equity-based vehicles that reward successful outcomes for long-term and medium-term decision making and provide retention incentives.

The Committee determined the level of long-term incentive grants with the assistance of Mercer. Prior to making the grants, the Committee established an intended long-term incentive dollar value for each Executive Officer with reference to the total direct compensation opportunity targets for the Executive Officers. The actual value realized may differ significantly (up or down) from the intended value due to Company stock price performance over the life of the awards, and the extent to which performance targets are met. When setting these intended values, the Committee considers the Market Reference Group competitive data, individual performance, relative experience, and target total direct compensation opportunities for each Executive Officer. As noted above, the expected value of the total combined long-term incentive compensation awards to Named Executive Officers, when performance meets targets, was intended to approximate the 50th percentile of the Market Reference Group, with adjustments to achieve the above median total direct compensation target for Mr. Huck, Mr. Sherman, and Ms. Minella.

Granting Practices.    The Committee has followed the Company’s longstanding practice of setting the grant date of all management equity awards and the option price of options as of the first business day of the fiscal year, except for grants made for recruiting or retention. Options are priced at the closing market value on the grant date. Recruiting grants are issued as of the first day of employment and priced at the closing market value on that date. While retention grants are generally made as of the first business day of the fiscal year, exceptions occasionally occur in response to extraordinary retention needs that arise during the year.

Stock Options.    Stock options are provided to be competitive, to motivate performance, and to link shareholder and management interests. Stock options are granted at market value on the grant date, have a ten-year term, and vest ratably over the first three years of the term. Since 2004 the Committee has imposed a requirement on options granted to Executive Officers that the Officers retain 50% of the net shares of Company stock received upon exercise for one year following exercise. The number of stock options awarded to the Named Executive Officers for fiscal year 2008 appears in the Option Grants table on page 35. In determining the number of stock options to grant, the Committee relied on a stock option valuation model provided by Mercer. The value of stock option grants, as calculated by Mercer, approximates 50% of the Named Executive Officers’ total intended long-term incentive value.

Restricted Stock.    Restricted stock awards are shares of Company common stock that possess voting and dividend rights but are subject to restrictions on transferability and forfeitable until vesting. The Committee added restricted stock to the Executive Officer compensation program several years ago to reduce dilution from stock options while retaining the key link to shareholder interest. The vesting conditions help provide an incentive for retention, and the value of this compensation element increases or decreases in direct proportion to shareholder returns. The amount of restricted stock granted to the Named Executive Officers in fiscal year 2008 is reflected in the Summary Compensation Table and the Grants of Plan-Based Awards table appearing on page 33. Individual award amounts are determined by calculating the value (based on the current market value of a share of the Company’s stock) to approximate 25% of the total intended long-term incentive value for the Executive Officer.

Performance Shares.    The final component of the long-term incentive program is performance shares, which enforce important medium-term objectives for the Company and also provide a link to shareholder value. Performance shares confer the right upon the recipient to receive one share of Company stock and accumulated dividend equivalents for each performance share upon the satisfaction of performance objectives and other conditions to earning the award. Performance shares are granted each year with three-year performance cycles. The awards are paid out at the end of the three-year period based on performance, if threshold performance goals are met. Payouts of performance shares range from 0% to 200% of target. Performance shares earned at the target level would approximate 25% of each Named Executive Officer’s total intended long-term incentive value.

Grants in Fiscal Year 2008. For fiscal year 2008, performance shares were granted conditioned upon the Company’s three-year performance towards the EPS Growth and ROCE Spread objectives set by the Committee at the beginning of the year. The target number of performance shares granted for each of the Executive Officers was as follows:

Officer	Target Shares

John McGlade	13,910
Paul Huck	3,288
Scott Sherman	2,276
Lynn Minella	1,922
Robert Dixon	1,138

The actual number of performance shares earned is determined by multiplying the target number of shares by a payout factor determined under a formula reflecting performance against the performance metrics set by the Committee. For fiscal year 2008, the formula was as follows:

33% EPS Growth Factor	+	67% ROCE Spread Factor	=	Payout Factor

The EPS Growth Factor and the ROCE Spread Factor are determined under the same schedules used for the Annual Incentive Plan, which are excerpted above at page 27.

Fiscal Year 2008 Payout for FY2006-2008 Performance. For fiscal years 2002-2007, Operating Return on Net Assets (“ORONA”) was chosen as the performance share metric because increasing ORONA has been a key objective for the Company. The Committee set stretch ORONA goals that had to be achieved to receive target payouts. Fiscal year 2007 was the first year that management achieved a payout at target or above (150%). In 2004, 2005, and 2006, payouts were 35%, 44%, and 70% (respectively) of target. For performance shares with a performance cycle ending in fiscal year 2008, the earnout factors were as follows:

Average ORONA for Three-Year Period	Earnout Factor

11.0%	200%
10.0%	100%
9.5%	50%
9.0%	35% (subject to further reduction at the Committee’s discretion).

This schedule, established in 2005, reflected the Committee’s belief that significant improvement in return on capital was needed to maximize the value of shareholders’ investment in the Company. ORONA performance during the performance cycle was as follows:

Fiscal Year	ORONA

2006	10.7%
2007	12.7%
2008	12.9%

The three-year average ORONA was 12.1% during the 2006-2008 performance period. Accordingly, the payout percentage was 200%. Performance share payouts are not differentiated on an individual basis.

Special Retention Grants.    In response to unique situations, the Company may make special equity grants in the form of deferred stock units to Executive Officers to assure retention of the talent necessary to manage the Company successfully. During fiscal year 2008, the Committee determined to make a special retention grant of 5,058 restricted stock units to Mr. Dixon. This grant will vest in 2011 and is subject to forfeiture if Mr. Dixon’s employment by the Company ends for any reason other than death or disability prior to vesting.

Employee Benefit Plans

Our employee benefit programs are offered to be competitive and to provide reasonable security for Executive Officers and other employees to enable them to perform at their best. Welfare and retirement benefits are offered at essentially the same level to all U.S. salaried employees, including Executive Officers.

Retirement Benefits.    The Named Executive Officers participate in the Company’s generally available U.S. salaried retirement programs. The Company maintains qualified retirement programs for its salaried employees, including a defined benefit pension plan and a savings and profit sharing plan. The Company also maintains a nonqualified excess pension plan and nonqualified deferred compensation plan in which the Executive Officers and other eligible employees participate. The plans are discussed in more detail below in the narrative accompanying the Pension Benefits table on page 41 and the Nonqualified Deferred Compensation table on page 43.

Welfare Benefits.    The Company provides medical and dental coverage, life insurance, and disability insurance to Executive Officers under the same programs offered to all salaried employees. All participating employees pay a portion of the cost of these programs.

Severance and Change in Control Arrangements.    Executive Officer severance and change in control arrangements are provided to support major corporate and management transitions. The Committee believes these arrangements provide benefit to the Company and its shareholders. During fiscal year 2007, the Committee undertook, with advice and input from Mercer, an in-depth competitive assessment of its severance and change in control arrangements. Several changes to the severance and change in control programs were approved by the Committee to ensure alignment with current market practice, where consistent with good business judgment, and were implemented during fiscal year 2008.

Severance.    All Named Executive Officers participate in the Corporate Executive Committee Separation Program. This program is intended to facilitate changes in the leadership team by setting terms for the termination of an officer in advance. It allows the Company to replace a member of the management team if it becomes necessary to do so, without significant disruption to the Company. It also enables the Company to recruit new executives without providing individual employment agreements for them because the Program provides reasonable protection to the new executive in the event that he or she is not retained. Details of the Program are provided on page 45.

Change in Control Arrangements.    To retain the senior leadership team and enable the management team to negotiate effectively for shareholders without concern for their own future in the event of any actual or threatened change in control of the Company, the Company has entered individual change in control severance agreements for each of the Named Executive Officers. The agreements give each Executive Officer specific rights and certain benefits if his or her employment is terminated during that period by the Company without “cause” (as defined) or he or she terminates employment for “good reason” (as defined). Details of the agreements are described below on page 47.

Additional Policies

Executive Officer Stock Ownership.    The Committee has approved ownership guidelines that require Executive Officers to achieve an ownership stake in the Company that is significant in comparison with the Executive Officer’s salary. The ownership guidelines are five times base salary for the CEO and three times base salary for the other Named Executive Officers. The Executive Officers are expected to achieve the specified ownership level within five years of assuming their position. Executive Officers may count toward these requirements the value of shares owned, share equivalents held in their 401(k) accounts, earned performance shares, and other deferred stock units which are fully vested and held in the Company’s nonqualified deferred compensation plan. Stock options are not counted. All Named Executive Officers are currently in compliance with this policy.

Hedging Policy.    It is the policy of the Company that Executive Officers may not purchase or sell options on Company stock; engage in short sales with respect to Company stock; or trade in puts, calls, straddles, equity swaps, or other derivative securities that are directly linked to Company stock.

Reimbursement Policy.    The Company’s equity plans and agreements provide that awards may be cancelled and that certain gains will be “clawed back” (i.e., must be repaid to the Company) if an Executive Officer engages in activity that is detrimental to the Company, such as performing services for a competitor, disclosing confidential information, or violating Company policies.

The Committee has also implemented a policy for the clawback of cash incentive payments and performance shares in the event an Executive Officer’s conduct leads to a restatement of the Company’s financial results. The Committee may, in its discretion, seek to recoup any bonus or incentive compensation paid to any Executive Officer if (i) the amount of such payment was based on the achievement of certain financial results that were subsequently the subject of a restatement, (ii) the Committee determines that the Executive Officer engaged in misconduct that resulted in the obligation to restate, and (iii) a lower payment would have been made to the Executive Officer based upon the restated financial results.

Perquisites.    The Company provides minimal perquisites to executives. The Committee has approved Mr. McGlade’s use of the corporate airplane for personal travel in order to eliminate security concerns, preserve the confidentiality of his work, and maximize the time he is able to spend on the Company’s business. Mr. McGlade is responsible for any taxes on this usage. The Committee believes the benefits of the security and efficiency achieved outweigh the expense to the Company and are in the interest of shareholders. No other perquisites were provided to the Named Executive Officers.

EXECUTIVE COMPENSATION TABLES

2008 Summary Compensation Table

Name and Principal Position	Year (1)	Salary		Stock Awards (2)		Option Awards (3)		Nonequity Incentive Plan Compen- sation (4)		Changes in Pension Value and Nonqualified Deferred Compen- sation Earnings (5)		All Other Compen- sation (6)	Total

John E. McGlade Chairman, President, and Chief Executive Officer	2008 2007	$ $	1,000,000 700,000	$ $	2,893,506 1,635,226	$ $	5,517,700 1,449,372	$ $	2,002,000 937,000	$ $	5,148,040 2,543,134	$83,094 $21,760	$16,644,340 $7,286,492
Paul E. Huck Senior Vice President and Chief Financial Officer	2008 2007	$ $	575,000 506,000	$ $	957,048 1,338,904	$ $	1,167,967 1,208,301	$ $	696,000 658,000	$ $	793,828 1,258,436	$18,214 $16,197	$4,208,057 $4,985,838
Scott A. Sherman Senior Vice President and General Manager — Tonnage Gases, Equipment and Energy	2008 2007	$ $	450,000 401,000	$ $	658,414 711,637	$ $	788,849 640,661	$ $	498,000 437,000	$ $	646,678 699,852	$14,461 $12,813	$3,056,402 $2,902,963
Lynn C. Minella Senior Vice President — Human Resources and Communications	2008		$415,000		$504,257		$645,841		$459,000		$51,082	$13,328	$2,088,508
Robert D. Dixon Senior Vice President and General Manager — Merchant Gases	2008		$360,000		$340,992		$324,936		$393,000		$69,497	$11,621	$1,500,046

(1)	Ms. Minella and Mr. Dixon were not Named Executive Officers in 2007.

(2)

This column shows the amount of compensation cost the Company recognized during fiscal year 2008 for restricted stock, restricted stock units, and performance share units granted in 2008 and earlier years. Generally, the expense for these awards is recognized over the vesting or performance period, unless the recipient is eligible for retirement, in which case the expense may be required to be recognized entirely in the year of grant. The calculation of these amounts disregards any estimate of forfeitures related to time based conditions. The assumptions for the valuation determinations are set forth in footnote 15 to our financial statements included in Form 10-K filed with the SEC on November 26, 2008. Additional information regarding these awards is set out in the “Grants of Plan-Based Awards” and “Outstanding Equity Awards” tables and accompanying notes.

(3)

This column shows the amount of compensation cost the Company recognized during fiscal year 2008 for stock options granted in 2008 and earlier years, disregarding any estimate of forfeitures relating to time based vesting. Generally, the expense for option awards is recognized over the vesting period, unless the recipient is eligible for retirement, in which case it may be required to be recognized entirely in the year of grant. The assumptions for the valuation determination are set forth in footnote 15 to our financial statements included in Form 10-K filed with the SEC on November 26, 2008. Additional information regarding these awards is set forth in the “Grants of Plan-Based Awards” and “Outstanding Equity Awards” tables and accompanying footnotes.

(4)

Amounts in this column reflect Annual Incentive Plan payouts for fiscal year 2008. At their election, Executive Officers may defer amounts received under this Plan. Amounts deferred are also reflected as “Executive Contributions” in the “Nonqualified Deferred Compensation” table.

(5)

Amounts in this column reflect the annual change in the actuarial present value of each Named Executive Officers’ accumulated tax qualified and nonqualified pension benefits and interest considered to be above market interest credited to their Deferred Compensation Plan balances. Interest is calculated for the Deferred Compensation Plan accounts using a Moody’s A-rated Corporate Bond Rate because this is comparable to the rate the Company pays its other creditors on long-term obligations. When this rate exceeds 120% of a rate set by the U.S. Internal Revenue Service, it is treated as above market interest, even though it is based on a market average for corporate bonds. The amounts included as above market interest were as follows:

Mr. McGlade	$4,943
Mr. Huck	$21,992
Mr. Sherman	$1,895
Ms. Minella	$4,094
Mr. Dixon	$1,435

The pension accrual amounts represent the difference between the September 30, 2007 and September 30, 2008 actuarial present value of accumulated benefits under the Company’s tax qualified and nonqualified pension plans. These amounts are detailed in the chart below:

Mr. McGlade	$5,143,097
Mr. Huck	$771,836
Mr. Sherman	$644,783
Ms. Minella	$46,988
Mr. Dixon	$68,062

Additional information on how these amounts are calculated is included in the notes accompanying the Pension Benefits table.

(6)	Amounts shown in this column are detailed in the chart below.

	Matching Contributions Under Defined Contribution Plans	Group Term Life Insurance Premiums	Perquisites or Personal Benefits*

Mr. McGlade	$29,654	$1,044	$52,396
Mr. Huck	$17,170	$1,044	—
Mr. Sherman	$13,443	$1,018	—
Ms. Minella	$12,422	$906	—
Mr. Dixon	$10,713	$908	—

*	The amount included in this column is the incremental cost to the Company of Mr. McGlade’s personal use of the corporate aircraft. The incremental cost is calculated as the sum of: (a) flight specific costs such as landing fees, and (b) the product of (i) all variable costs of maintaining the aircraft and (ii) a fraction, the numerator of which is the mileage attributable to Mr. McGlade’s personal trips and the denominator of which is total miles flown for the year. The valuation also includes these costs with respect to return flights with no passengers that are associated with Mr. McGlade’s personal travel. Fixed costs such as pilot compensation and depreciation are not included as the aircraft is primarily used for business purposes; so the Company would incur these costs regardless of Mr. McGlade’s personal use. Mr. McGlade’s family members traveled with Mr. McGlade on some of the flights reflected; however, no incremental cost to the Company arises from their accompanying Mr. McGlade.

2008 Grants of Plan-Based Awards

Name	Award Type	Grant Date	Estimated Future Payouts Under Nonequity Incentive Plan Awards ($)			Estimated Future Payouts Under Equity Incentive Plan Awards(#)			All Other Stock Awards: Number of Shares of Stock or Units(#)	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
			Threshold	Target	Maximum	Threshold	Target	Maximum

John E. McGlade	Annual Incentive Plan		0	1,100,000	2,530,000
	Performance Shares	10/1/2007				4,869	13,910	27,820				2,831,241
	Stock Options	10/1/2007								147,195	98.85	4,941,336
	Restricted Stock	10/2/2007							13,910			1,341,480
Paul E. Huck	Annual Incentive Plan		0	402,500	925,750
	Performance Shares	10/1/2007				1,151	3,288	6,576				669,240
	Stock Options	10/1/2007								34,792	98.85	1,167,967
	Restricted Stock	10/2/2007							3,288			317,095
Scott A. Sherman	Annual Incentive Plan		0	270,000	621,000
	Performance Shares	10/1/2007				797	2,276	4,552				463,257
	Stock Options	10/1/2007								24,087	98.85	788,849
	Restricted Stock	10/2/2007							2,276			219,497
Lynn C. Minella	Annual Incentive Plan		0	249,000	572,700
	Performance Shares	10/1/2007				673	1,922	3,844				391,204
	Stock Options	10/1/2007								20,340	98.85	666,135
	Restricted Stock	10/2/2007							1,922			185,358
Robert D. Dixon	Annual Incentive Plan		0	216,000	496,800
	Performance Shares	10/1/2007				398	1,138	2,276				231,629
	Stock Options	10/1/2007								12,043	98.85	394,408
	Restricted Stock	10/2/2007							1,138			109,749
	Retention Grant	10/1/2007							5,058			499,968

(1)

Values included for Performance Shares were determined as of December 7, 2007, consistent with the values reported pursuant to FAS 123R in the Company’s financial statements. Although the awards were granted as of October 1, 2007 and communicated to recipients immediately, the performance schedule for the awards was not finalized and communicated until December 7, 2008, delaying the valuation for financial reporting purposes.

The Grants of Plan-Based Awards table reports the dollar value of cash incentive awards and the number and value of equity awards granted to each Named Executive Officer during fiscal year 2008. With regard to cash incentives, this table reports the estimated potential value that could have been obtained by the executive; whereas the Summary Compensation Table reports the actual value realized for fiscal year 2008. Equity amounts represent the full grant date value of the awards determined under FAS 123R for purposes of financial statement reporting. These grant date values differ from those reported in the Summary Compensation Table because amounts reported there also reflect the portions of awards granted in prior years that are recognized for financial reporting in fiscal year 2008 and do not reflect portions of fiscal year 2008 grants that were not recognized for financial reporting in fiscal year 2008.

Nonequity Incentive Plan Awards  — Annual Incentive Plan.    Annual Incentive Plan awards are based on performance for the fiscal year. The Committee approves performance metrics and payout schedules for the awards at its first meeting of the fiscal year. Following the end of the fiscal year, the Committee determines the actual amount to be paid out under a formula which reflects performance against the approved metrics. There is no minimum bonus under the terms of the Plan, so the threshold amount is shown as 0. For more information on fiscal year 2008 targets and the award determination, see pages 26-28.

Equity Incentive Plan Awards — Performance Shares.    The Equity Incentive Plan Awards reflected in the table are performance shares. Performance shares are deferred stock units whose earn out is conditioned on the Company’s achieving certain levels of EPS Growth and ROCE Spread. “Deferred stock units” are an award type provided under the Company’s Long-Term Incentive Plan that entitle the holder to the value of one share of Company stock and accumulated dividend equivalents upon satisfaction of performance and/or time-based vesting conditions. Dividend equivalents are paid in cash and equal the dividends that would have accrued on a share of Company stock from the grant date of a deferred stock unit until it is paid out.

The performance shares reflected in the table have a three-year performance cycle which will be completed at the end of fiscal year 2010. The number of performance shares that will be paid out is based on the formula described on page 30.

Performance shares are completely forfeited if the Executive Officer terminates employment other than due to death, disability, retirement or involuntary termination during the performance period. Executive Officers who terminate due to death, disability, or retirement will receive a proportionate amount of any performance share payout provided they were employed at least one year after the grant date of the performance shares. Upon involuntary termination, a pro rata portion of the performance shares at the target level will be paid. Dividend equivalents are paid on the performance shares when the underlying awards are paid out.

Other Stock Awards — Restricted Stock Awards.    The other stock awards reflected in the table are shares of restricted stock. Shares of restricted stock are shares of Company stock that are issued in the Executive Officer’s name. The shares may be voted but the Executive Officer may not sell or transfer restricted stock during the vesting period. Restricted stock granted in fiscal year 2008 is subject to a four-year vesting period. If an Executive Officer terminates during the vesting period other than due to death, disability, or retirement, the stock will be forfeited. If an Executive Officer terminates for any reason prior to one year from the grant date, the stock will be forfeited. Dividends are paid on the restricted stock during the vesting period.

Retention Grant.    This column also reflects a special retention grant of 5,058 deferred stock units made to Mr. Dixon. The deferred stock units will vest on October 1, 2011 or upon Mr. Dixon’s earlier death or disability.

Stock Options.    The options reflected in the table become exercisable in one-third increments on the first three anniversaries of grant, and generally remain exercisable until ten years after the grant date; however, the options generally expire on the last day of employment except for death, disability, retirement, or involuntary termination without cause. Options granted more than one year prior to an Executive Officer’s termination due to death, disability, or retirement continue to become and remain exercisable for their full term. Upon involuntary termination without cause, exercisable options remain exercisable for six months following termination. Options are subject to forfeiture for engaging in specified activities such as competing with the Company. Upon exercise of the options, Executive Officers must retain 50% of the net shares received for a one-year period as long as the Executive Officer is actively employed by the Company.

Outstanding Equity Awards at Fiscal Year-End

Name	Option Awards(1)					Stock Awards
						Number of Shares or Units of Stock Held That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock Held That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(3)

	Option Grant Date	Number of Shares Underlying Unexercised Options (#)		Option Exercise Price	Option Expiration Date
		Exercisable	Unexercisable

John E. McGlade						62,915	4,309,048	44,620	3,056,024
	10/01/1999	10,000		28.78	10/01/2009
	10/02/2000	25,000		35.82	10/02/2010
	10/01/2001	75,000		38.02	10/01/2011
	10/01/2002	40,000		43.09	10/01/2012
	10/01/2003	70,000		45.53	10/01/2013
	10/01/2004	74,000		54.17	10/01/2014
	10/03/2005	34,666	17,334	55.33	10/03/2015
	10/02/2006	23,333	46,667	67.23	10/02/2016
	10/01/2007	0	147,195	98.85	10/01/2017
Paul E. Huck						44,398	3,040,819	17,176	1,176,384
	10/01/1999	13,000		28.78	10/01/2009
	10/02/2000	29,000		35.82	10/02/2010
	10/01/2001	29,000		38.02	10/01/2011
	10/01/2002	35,000		43.09	10/01/2012
	10/01/2003	20,000		45.53	10/01/2013
	10/01/2004	55,000		54.17	10/01/2014
	10/03/2005	34,666	17,334	55.33	10/03/2015
	10/02/2006	15,333	30,667	67.23	10/02/2016
	10/01/2007	0	34,792	98.85	10/01/2017
Scott A. Sherman						28,926	1,981,142	10,752	736,404
	10/01/1999	9,000		28.78	10/01/2009
	10/02/2000	23,000		35.82	10/02/2010
	10/01/2001	75,000		38.02	10/01/2011
	10/01/2002	30,000		43.09	10/01/2012
	10/01/2003	25,000		45.53	10/01/2013
	10/01/2004	28,000		54.17	10/01/2014
	10/03/2005	16,000	8,000	55.33	10/03/2015
	10/02/2006	8,333	16,667	67.23	10/02/2016
	10/01/2007	0	24,087	98.85	10/01/2017
Lynn C. Minella						19,072	1,306,241	10,044	687,914
	01/05/2004	50,000	10,000	52.83	01/05/2014
	10/01/2004	40,000		54.17	10/01/2014
	10/03/2005	20,000	10,000	55.33	10/03/2015
	10/02/2006	9,000	18,000	67.23	10/02/2016
	10/01/2007	0	20,340	98.85	10/01/2017
Robert D. Dixon						17,941	1,228,779	4,576	313,410
	10/01/1999	7,000		28.78	10/01/2009
	10/02/2000	13,000		35.82	10/02/2010
	10/01/2001	14,000		38.02	10/01/2011
	10/01/2002	14,000		43.09	10/01/2012
	10/01/2003	12,000		45.53	10/01/2013
	10/01/2004	13,200		54.17	10/01/2014
	10/03/2005	6,333	3,167	55.33	10/03/2015
	10/02/2006	3,333	6,667	67.23	10/02/2016
	10/01/2007	0	12,043	98.85	10/01/2017

(1)

Grant dates for all stock options are shown in the column to the immediate left. All stock options become exercisable in three consecutive, equal annual installments on the first, second, and third anniversary of the grant date. All options, whether or not exercisable, expire upon termination of employment other than due to death, disability, retirement, or involuntary termination not for cause.

(2)

This column reflects restricted stock, performance shares that are earned but deferred, and other deferred stock units described below that entitle the holder to a share of Company Stock and accumulated dividend equivalents since the date of grant.

Restricted Stock. All restricted stock granted prior to fiscal year 2007 vests on termination of employment due to death, disability, retirement or involuntary termination other than for cause. Restricted stock granted in fiscal year 2007 vests on the earlier of September 30, 2010 or the Executive Officer’s termination of employment due to death, disability, or retirement. Shares of restricted stock granted in 2007 were as follows: Mr. McGlade 8,400, Mr. Huck 5,300, Mr. Sherman 3,100, Ms. Minella 3,100, and Mr. Dixon 1,150. Restricted stock granted in fiscal year 2008 vests on the earlier of September 30, 2011 or the Executive Officer’s termination of employment due to death, disability, or retirement. Shares of restricted stock granted in fiscal year 2008 were as follows: Mr. McGlade 13,910, Mr. Huck 3,288, Mr. Sherman 2,276, Ms. Minella 1,922, and Mr. Dixon 1,138.

Deferred Stock Units. This column reflects three kinds of deferred stock units: earned performance shares that are deferred for a period of years; deferred stock units that vest upon death, disability, or retirement (“career vesting deferred stock units”), including earned performance shares that are subject to forfeiture if the Named Executive Officer voluntarily terminates prior to death, disability, or retirement; and special retention grants.

Half of the performance shares earned at the end of fiscal year 2007 and fiscal year 2008 were paid when earned, the remainder were deferred for a two-year period, during which time they are subject to forfeiture if the Executive Officer voluntarily terminates other than due to death, disability, or retirement. The deferred shares vest on the earliest of the end of the two-year period (9/30/2009 and 9/30/2010, respectively), the Executive Officer’s retirement, involuntary termination other than for cause, death or disability. The number of deferred shares is as follows:

Name	Vest 9/30/2009	Vest 9/30/2010

Mr. McGlade	6,000	6,000
Mr. Huck	3,750	6,000
Mr. Sherman	2,250	1,600
Ms. Minella	3,000	3,500
Mr. Dixon	1,125	1,000

The number of career vesting deferred stock units shown for each Named Executive Officer in this column is as follows:

Name	Number of Units

Mr. McGlade	9,605
Mr. Huck	15,560
Mr. Sherman	14,700
Ms. Minella	1,050
Mr. Dixon	8,470

This column also reflects special retention grants of 5,000 deferred stock units to Mr. Sherman and 5,058 deferred stock units to Mr. Dixon. A grant was made to Mr. Sherman in fiscal year 2006 and to Mr. Dixon in fiscal year 2008. These units will vest on October 1, 2010 and October 1, 2011, respectively, or upon earlier disability or death. They are forfeitable upon voluntary termination of employment prior to vesting, including for retirement, other than for death or disability.

(3)	These amounts are based on $68.49, the 2008 fiscal year-end NYSE closing market price.

(4)

Performance shares granted in fiscal years 2007 and 2008 are conditioned upon performance during three-year cycles ending on September 30, 2009 and September 30, 2010, respectively. These awards will earn out and be paid at the end of the relevant performance period as indicated below:

	End of Performance Period

Name	09/30/2009	09/30/2010

Mr. McGlade	8,400	13,910
Mr. Huck	5,300	3,288
Mr. Sherman	3,100	2,276
Ms. Minella	3,100	1,922
Mr. Dixon	1,150	1,138

2008 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized On Vesting ($)

John E. McGlade	10,000	$701,200	7,855	$537,989
Paul E. Huck	13,000	$934,310	7,155	$490,046
Scott A. Sherman	8,000	$503,600	2,300	$157,527
Lynn C. Minella	0	$0	4,445	$304,438
Robert D. Dixon	7,000	$492,370	1,350	$92,462

(1)

The units in this column include performance shares granted in 2004 which were earned at the end of 2006 and deferred for two years. It also includes performance shares granted in 2005 which were earned out and paid in cash at the end of fiscal year 2008. The value was determined as of September 30, 2008.

2008 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value on Accumulated Benefit	Payments During Last Fiscal Year ($)

John E. McGlade	Air Products and Chemicals, Inc. Pension Plan for Salaried Employees	32	$1,091,070	0
	Air Products and Chemicals, Inc. Supplementary Pension Plan	32	$11,744,504	0
Paul E. Huck	Air Products and Chemicals, Inc. Pension Plan for Salaried Employees	29	$968,312	0
	Air Products and Chemicals, Inc. Supplementary Pension Plan	29	$5,789,812	0
Scott A. Sherman	Air Products and Chemicals, Inc. Pension Plan for Salaried Employees	33	$1,117,666	0
	Air Products and Chemicals, Inc. Supplementary Pension Plan	33	$4,457,163	0
Lynn C. Minella	Air Products and Chemicals, Inc. Pension Plan for Salaried Employees	5	$63,236	0
	Air Products and Chemicals, Inc. Supplementary Pension Plan	5	$252,831	0
Robert D. Dixon	Air Products and Chemicals, Inc. Pension Plan for Salaried Employees	25	$298,966	0
	Air Products and Chemicals, Inc. Supplementary Pension Plan	25	$782,945	0

The table above illustrates the actuarial present value of accrued pension benefits for each of the Named Executive Officers under the Company’s defined benefit plans. Actuarial present values are complex calculations that rely on many assumptions. The Company has calculated the amounts shown above generally using the same assumptions used in determining the pension cost recognized in its financial statements which are described in footnote 18 and under “Critical Accounting Policies” in the Management Discussion and Analysis in the financial statements included in the Company’s Form 10-K filed with the SEC on November 26, 2008, except that, in accordance with SEC requirements, the Company has calculated these values assuming payment begins the earliest date the Named Executive Officer can receive an unreduced early retirement benefit.

The Company’s Pension Plan for Salaried Employees (“Salaried Pension Plan”) is a funded, tax qualified defined benefit plan funded entirely by the Company. All U.S. salaried employees hired before October 1, 2004 are eligible to participate; however, participants as of January 1, 2005 were given a one-time election to prospectively receive their primary retirement benefit under the Company’s qualified defined contribution plan, the Retirement Savings Plan. All Named Executive Officers elected to remain in the Salaried Pension Plan. Benefits under the Plan are paid after retirement in the form of a monthly annuity. Participants may select from monthly payments for their lifetime or smaller monthly payments for their life and the life of a beneficiary.

The amount of the benefit under the Salaried Pension Plan is based on the following formula:

1.184% x Years of Service x Average Monthly Compensation (Up to the Average Social Security Maximum Taxable Wage Base)

Plus

1.5% x Years of Service x Average Monthly Compensation (In excess of the Average Social Security Maximum Taxable Wage Base)

“Average Monthly Compensation” is generally the participant’s base salary. The “Average Social Security Maximum Taxable Wage Base” is the average of the Social Security Wage Bases over a 35-year period.

Benefits under the Salaried Pension Plan become vested after a participant has completed five years of service. The Normal Retirement Age under the Salaried Pension Plan is age 65. A participant with at least five years of service may retire after attaining age 55 and receive a benefit reduced by 3% per year for the number of years prior to his or her attaining age 62. Participants who were age 50 on or before January 1, 2005 are eligible for early retirement at age 55 with no reduction in benefit if they have at least 25 years of service at the time of retirement. Participants who had not attained age 50 on January 1, 2005 may receive the portion of their benefit accrued on that date unreduced upon retirement at age 55 or later if they have 25 years of service.

Under U.S. federal tax laws, benefits payable under the Salaried Pension Plan, and compensation which can be considered in calculating the benefits, are limited. The Supplementary Pension Plan (“Supplementary Plan”) is a nonqualified, unfunded pension plan that provides benefits that cannot be provided under the Salaried Pension Plan due to these limits. Benefits under the Supplementary Plan are calculated using the same formula as the Salaried Pension Plan, but there is no limit on the amount of base salary that can be covered by the pension formula, and Average Monthly Compensation under the Supplementary Plan also includes Annual Incentive Plan awards.

Supplementary Plan benefits are subject to the same vesting and early retirement terms as the Salaried Pension Plan. Supplementary Plan benefits are generally payable following retirement in one of the annuity forms available under the Salaried Pension Plan or, at the election of the participant, in a lump sum. In the case of the Named Executive Officers, distribution of benefits under the Supplementary Plan, whether in annuity or lump sum form, is delayed for six months after termination of employment to comply with U.S. federal tax laws.

2008 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY(2)	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(3)

John E. McGlade	$147,692	$27,692	$37,163		$709,309
Paul E. Huck	$738,960	$15,180	$165,157		$2,925,153
Scott A. Sherman	$31,154	$9,346	$14,416		$262,756
Lynn C. Minella	$233,144	$11,464	$30,503		$575,660
Robert D. Dixon	$43,846	$8,221	$10,832		$207,436

(1)

All amounts reported in this column were voluntary deferrals of base salary or Annual Incentive Plan awards by the Named Executive Officers. These amounts are also reported in the Summary Compensation Table.

(2)

Amounts reported in this column are Company matching credits based on each Named Executive Officer’s voluntary deferrals of base salary. These amounts are also reported in the Summary Compensation Table.

(3)	The following portion of these accumulated balances has been previously reported as compensation in the Summary Compensation Table of the Company’s proxy statements for prior years:

Officer	Amount Previously Reported

Mr. McGlade	$ 362,540
Mr. Huck	$2,173,976
Mr. Sherman	$ 34,457

The Company provides the tax qualified Retirement Savings Plan (the “RSP”) to all U.S.-based salaried employees of the Company. Currently, U.S. tax laws limit the amounts that may be contributed to tax-qualified savings plans and the amount of compensation that can be taken into account in computing benefits under the RSP. The Deferred Compensation Plan is intended to make up, out of general assets of the Company, an amount substantially equal to the benefits an employee did not receive under the RSP due to these limits. U.S. employees who participate in the Annual Incentive Plan, including all Named Executive Officers, are eligible to participate in the Deferred Compensation Plan. Participants can elect to defer up to 16 percent of base salary on a before-tax basis. The Company provides a matching credit in the same amounts as matching contributions under the RSP, 75 percent of the first three percent of base salary deferred by participants and 25 percent of the next three percent of base salary deferred. In addition to base salary, Plan participants may also elect to defer Annual Incentive Plan awards. No matching credit is provided for these deferrals.

Participants may elect to have their Deferred Compensation Plan balances earn interest at a corporate bond rate or be deemed to be invested in Company stock and earn dividend equivalents and market appreciation on the stock. If a participant chooses the Company stock alternative, his or her account balance will be distributed in shares of Company stock, except for dividend equivalents.

Participants can elect to receive payments of their Deferred Compensation Plan balances in one to ten annual installments following termination from service. The Named Executive Officers cannot commence distribution until six months following termination to comply with tax laws.

Potential Payments Upon Termination or Change in Control

Termination Prior to Change in Control.    Potential payments to Named Executive Officers upon termination prior to a change in control vary depending on the exact nature of the termination and whether the Executive Officer is retirement eligible at the time of the termination. Retirement eligibility for U.S. employees, including all the Named Executive Officers, generally occurs upon the attainment of age 55 after completing at least five years of service to the Company.

Voluntary Termination Other Than Retirement.    A voluntary termination by Mr. Huck or Mr. Sherman would be a retirement. If Mr. McGlade, Ms. Minella, or Mr. Dixon voluntarily terminated employment with the Company prior to retirement eligibility, like all salaried employees of the Company, they would receive any unpaid salary and accrued vacation, RSP balances and nonqualified deferred compensation shown in the table on page 43, and earnings thereon. Once they attained age 55, they could commence their accrued benefits under the qualified and nonqualified pension plans shown in the table on page 41 on the same terms as all other participants under these plans. All their outstanding awards under the Long-Term Incentive Plan would be forfeited, including all unexercised stock options, all restricted stock, and all performance shares, whether or not earned. Executive Officers and other eligible employees must remain employed as of the last day of the fiscal year to receive an Annual Incentive Plan award for the fiscal year. Therefore, they would forfeit any Annual Incentive Plan award for the fiscal year of termination, unless they terminated on the last day of the year. If they had voluntarily terminated on September 30, 2008, they would have received their actual fiscal year 2008 bonuses of $2,002,000, $459,000, and $393,000, respectively.

Retirement.    Upon retirement, Named Executive Officers are entitled to unpaid salary and accrued vacation, the qualified and nonqualified pension and deferred compensation reflected on pages 41 and 43 above, retiree medical and life insurance benefits that are the same as for all salaried employees, and a prorated Annual Incentive Plan award for the year of retirement. In addition, like all Long-Term Incentive Plan participants, they are entitled to the following treatment of their outstanding long-term incentive awards:

•	All outstanding stock options which were granted one year or more prior to retirement will remain in effect for the original term.

•	Restricted stock will vest immediately upon retirement.

•

All earned but deferred performance shares and dividend equivalents thereon will be paid six months after retirement. A pro-rata portion of unearned performance shares and associated dividend equivalents will be paid on the later of six months after retirement or the end of the performance cycle.

•	Career vesting deferred stock units and all dividend equivalents thereon would be paid six months after retirement.

Estimated Payments Upon Retirement

As of September 30, 2008

The table below shows estimated payments to the Named Executive Officers upon their retirement as of September 30, 2008.

		LTIP Plan(3)

Officer(1)	Annual Incentive Plan(2)	Stock Options(4)	Restricted Stock	Performance Shares(5)	Other(6)

P. E. Huck	$696,000	$4,169,085	$1,307,337	$2,210,844	$592,614
S. A. Sherman	$498,000	$4,747,069	$ 368,202	$1,016,641	$773,764

(1)	Messrs. McGlade and Dixon and Ms. Minella are not eligible for retirement, so no amounts are shown for them.

(2)	Actual fiscal year 2008 payouts are shown as active employment through year-end entitled each Executive Officer to their full award.

(3)	Amounts are based on the closing price of a share of Company stock as of September 30, 2008 which was $68.49.

(4)	This column shows the difference between the September 30, 2008 closing price and the exercise price (the “intrinsic value”) for the options.

(5)	Unearned performance shares are assumed to be earned out at the target level. Amounts include accumulated dividend equivalents.

(6)	These amounts reflect the value of career-vesting deferred stock units not included in the performance share column and dividend equivalents thereon.

Corporate Executive Committee Separation Program.    The Company maintains a Separation Program for members of the Company’s Corporate Executive Committee (CEC) which, during fiscal year 2008, included all the Named Executive Officers. A CEC member becomes eligible for program benefits upon involuntary termination of employment other than for “Cause” or upon voluntary termination for “Good Reason”. A termination for Cause occurs upon the Executive Officer’s failure to perform his or her duties, willful misconduct, certain illegal acts, insubordination, dishonesty, or violation of the Company’s Code of Conduct. “Good Reason” includes:

•	An adverse change in the Executive Officer’s position,

•	A decrease in the Executive Officer’s salary, benefits, or incentive compensation if not similarly applied to other highly compensated employees, or

•	A relocation of the Executive Officer’s principal workplace more than 50 miles from the existing location.

Benefits under the Separation Program are contingent upon the CEC member’s continuing to perform the duties typically related to his or her position (or such other position as the Board reasonably requests) until termination, and assistance in the identification, recruitment, and/or transitioning of his successor. The CEC member also is required to sign a general release of claims against the Company and a two-year noncompetition agreement. If all these requirements are met, the CEC member is entitled to cash benefits as follows:

•	A cash severance payment of one times (two times in the case of Mr. McGlade) annual base salary and target bonus,

•	A pro-rated target bonus for the year of termination,

•	Outplacement assistance, and

•

A cash payment equal to the actuarial equivalent of pension benefits that would have accrued based on two additional years of service in the case of Mr. McGlade and one additional year of service in the case of the other Named Executive Officers plus, for Named Executive Officers who are not eligible for early retirement at the time of termination, the value of the early retirement subsidy provided under the pension plans on the Officer’s accumulated benefit with the additional one or two years of service.

Noncash benefits are also provided under the Separation Program as follows:

•	Medical and other welfare benefits, continued for two years in the case of Mr. McGlade and one year in the case of other Named Executive Officers.

•

Nonretirement eligible Named Executive Officers will receive a pro-rata portion of four year vesting restricted stock and retention grants of deferred stock units (except Mr. McGlade and Ms. Minella will vest in all restricted stock granted before January 1, 2008, the effective date of certain changes approved by the Committee in connection with its review of severance and change in control arrangements noted above). Retirement provisions described above apply to retirement eligible employees.

•	Restricted stock and deferred stock units that vest upon death, disability, or retirement will become fully vested.

•

All Named Executive Officers will receive a pro-rata portion of unearned performance shares at the target payout level and will forfeit the remainder. (For performance shares granted prior to the January 1, 2008, Mr. McGlade, Mr. Huck, and Ms. Minella will retain their full awards and receive a payout based on actual performance at the end of the performance period.)

•

Nonretirement eligible Executive Officers will forfeit unexercisable stock options. Their exercisable options will remain in effect for the full term. (Mr. McGlade and Ms. Minella will continue to retain all options granted prior to January 1, 2008 that have been outstanding at least one year prior to termination.) Retirement provisions described above apply to retirement eligible employees.

Upon involuntary termination, Executive Officers, like all salaried employees, are entitled to receive their accrued qualified and nonqualified pension and deferred compensation shown in the tables on pages 41 and 43 above in accordance with the terms of the relevant plans and, if retirement eligible, retiree medical benefits and life insurance.

Estimated Payments on Severance

As of September 30, 2008

The table below shows estimated payments that would be made upon an involuntary termination covered under the Corporate Executive Committee Separation Program.

				Long-Term Incentive Plan(1)

Officer	Severance Benefit	Target Bonus	Pension Payment	Stock Options	Performance Shares(2)	Restricted Stock	Other(3)	Benefits(4)

J. E. McGlade	$4,200,000	$2,200,000	$6,663,797	$3,485,660	$3,407,546	$2,829,322	$391,004	$75,000
P. E. Huck	$977,500	$402,500	$221,645	$4,169,085	$2,490,980	$1,307,337	$592,614	$50,000
S. A. Sherman	$720,000	$270,000	$162,856	$4,747,069	$1,016,641	$368,202	$1,138,214	$50,000
L. C. Minella	$664,000	$249,000	$307,342	$1,323,698	$1,238,998	$789,142	$0	$50,000
R. D. Dixon	$576,000	$216,000	$1,217,347	$1,960,949	$422,308	$245,385	$580,830	$50,000
(1)	Based on September 30, 2008 closing price of $68.49.

(2)	Amounts include accumulated dividend equivalents.

(3)	These amounts reflect the value of career vesting deferred stock units and dividend equivalents thereon.

(4)

Includes the value of outplacement benefits estimated based on the most recent outplacement services approved for a former Executive Officer; the value of medical benefits extended under the Separation Program for those not already eligible for retiree medical under the salaried medical plan; and the value of dental, life insurance, and disability benefits.

Termination for Cause.    Notwithstanding the above, upon involuntary termination for cause, Executive Officers who are not retirement eligible will receive only unpaid salary and accrued vacation, and qualified and nonqualified pension and deferred compensation. If a retirement eligible employee is terminated for cause, it is treated as a retirement.

Death or Disability.    Upon termination due to death or disability of an Executive Officer, in addition to insurance, continuation of medical benefits, and other benefits provided to all salaried employees and their families to help with these circumstances, our Long-Term Incentive Plan has provisions that provide continued vesting or accelerated payout of equity awards as follows:

•	All stock options that have been outstanding for at least a year at the time of termination continue to be and become exercisable as if the employee had remained active.

•	All earned but deferred performance shares, all career vesting deferred stock units and retention grants of deferred stock units are paid out.

•	A pro-rated portion of unearned performance shares outstanding for at least one year continues to earn out and be payable as if the employee had remained active.

•	All restrictions on restricted stock outstanding for at least one year are removed.

Change in Control Arrangements

The Company provides individual change in control severance agreements for all of the Named Executive Officers. For purposes of the agreements, a change in control occurs upon a 30% stock acquisition by a person not controlled by the Company, a greater than 50% change in membership on the Board of Directors during any two-year period unless approved by two-thirds of directors still in office who were directors at the beginning of the period, or other events determined by the Board. The severance agreements give each Named Executive Officer specific rights and certain benefits if, within two years after a change in control, his or her employment is terminated by the Company without Cause (as defined below) or he or she terminates employment for Good Reason (as defined below). In such circumstances the Named Executive Officer would be entitled to:

•	A cash severance payment equal to three (two for Mr. Sherman and Mr. Dixon) times the sum of his or her annual base salary and target bonus under the Annual Incentive Plan;

•	A cash payment of a pro-rata target bonus for the year;

•

A cash payment equal to three (two for Mr. Sherman and Mr. Dixon) times the value for the most recent fiscal year of the Company’s matching contribution and/or accrual on his or her behalf under the RSP and the nonqualified deferred compensation plans;

•

A cash payment equal to the actuarial equivalent of the pension benefits he or she would have been entitled to receive under the Company’s pension plans had he or she accumulated three (two in the case of Mr. Sherman and Mr. Dixon) additional years of credited service after termination, plus the early retirement subsidy on the entire benefit if he or she is not eligible for early retirement as of the date of termination; and

•

Continuation of medical, dental, disability, and life insurance benefits for a period of up to three years (two years in the case of Mr. Sherman and Mr. Dixon), and provision of outplacement services and legal fees.

If any payment, distribution, or acceleration of benefits, compensation, or rights that is made by the Company to the covered Executive Officers under the severance agreement or otherwise results in a liability for the excise tax imposed by Section 4999 of the U.S. Internal Revenue Code, the Company will pay an amount equal to such excise tax, but only if the benefits to which the Executive Officer is entitled under the agreement are at least 110% of what the Executive Officer would receive if his or her benefits were reduced to a level that would not be subject to excise taxes. Also, each severance agreement provides for indemnification of the executive if he or she becomes involved in litigation because he or she is a party to the agreement.

A termination for “Cause” occurs under the agreements upon the Executive Officer’s willful failure to perform his duties or willful misconduct. “Good Reason” includes

•	A material adverse change in the Executive Officer’s position,

•	A decrease in the Executive Officer’s salary, benefits, or incentive compensation if not applied to other highly compensated employees, or

•	Relocation of the Executive Officer’s principal workplace more than 50 miles from the existing location.

In addition to the change in control severance agreements, the Company’s Long-Term Incentive Plan and its nonqualified pension and deferred compensation plans provide change in control protections for all participants. Specifically, upon a change in control:

•	All outstanding stock options become exercisable and remain exercisable for their full term on the earlier of the change in control or six months after the grant date.

•	Restrictions lapse on all restricted stock.

•

All forms of deferred stock units, except unearned performance shares and related dividend equivalents, will fully vest and be paid immediately. A pro-rata portion of outstanding performance shares will be paid out in shares at the target performance level.

•	Accrued balances under the nonqualified pension and deferred compensation plans are paid out.

The Committee, in its discretion, may pay out the value of stock options, restricted stock, and deferred stock units in cash.

Estimated Payments Upon Change in Control

On September 30, 2008

The table below shows the estimated value of equity and benefits that are automatically vested or paid on change in control, whether or not the Executive Officer is terminated. These acceleration provisions apply to all Long-Term Incentive Plan and nonqualified pension and deferred compensation plan participants. In the case of Mr. Huck and Mr. Sherman, who are retirement eligible, all of these amounts are already nonforfeitable, but payment, lapse of restrictions, or exercisability would be accelerated upon a change in control. For Mr. McGlade, Ms. Minella, and Mr. Dixon, all equity and benefits shown will become vested or payable if active employment continues until retirement without a change in control.

Officer	Stock Options(1)	Restricted Stock	Deferred Stock Units	Deferred Compensation Plan	Nonqualified Pension Plan

J. E. McGlade	$3,485,660	$2,829,322	$2,947,815	$709,309	$4,916,747
P. E. Huck	$4,169,085	$1,307,337	$2,803,428	$2,925,153	$5,366,405
S. A. Sherman	$4,747,069	$368,202	$2,154,855	$262,756	$4,051,721
L. C. Minella	$1,323,698	$789,142	$1,075,183	$575,660	$228,801
R. D. Dixon	$1,721,399	$156,705	$1,357,856	$207,436	$671,006

(1)	Options are shown at their intrinsic value based upon the September 30, 2008 closing price of $68.49.

Additional Estimated Payments Upon Termination

On September 30, 2008 After Change in Control

The table below shows additional amounts that would be payable under the change in control severance agreements if the Executive Officer were terminated following a change in control.

Officer	Severance	Matching Contribution Payment	Pension Payment(1)	Outplacement/ Financial	Benefits(2)	Tax Gross-Up

J. E. McGlade	$6,300,000	$88,962	$7,016,221	$75,000	$42,085	$6,675,226
P. E. Huck	$2,932,500	$51,511	$664,934	$50,000	$6,228	$1,445,696
S. A. Sherman	$1,440,000	$26,887	$326,432	$50,000	$5,253	$0
L. C. Minella	$1,992,000	$37,267	$527,396	$50,000	$31,713	$1,318,592
R. D. Dixon	$1,152,000	$21,427	$1,289,528	$50,000	$26,688	$1,241,278

(1)

In addition to the value of additional years of credited service, Mr. McGlade, Ms. Minella, and Mr. Dixon would receive the value of the early retirement subsidy they would otherwise forfeit since they were not retirement eligible on September 30, 2008.

(2)

Includes continuation of dental, disability, and life insurance benefits. Also includes continuation of medical benefits for Mr. McGlade, Mr. Dixon, and Ms. Minella. Mr. Huck and Mr. Sherman are currently eligible for retiree medical upon any termination of employment on the same basis as other retirement eligible salaried employees, so there is no incremental benefit.

COMPENSATION OF DIRECTORS

During fiscal year 2008, Board members who were not employed by the Company received an annual retainer for Board service of $50,000. Committee chairs received an additional retainer of $10,000 and the presiding director received an additional annual retainer of $15,000. The nonemployee Chairman of the Board received an additional fee of $50,000 for each quarter of service in this role. Meeting fees of $2,000 per meeting were paid for participating in Board and committee meetings. Directors who meet with employees of the Company or a third party at the request of the Company or to satisfy a requirement of law or listing standard receive the meeting fee for such service. Retainers and meeting fees are paid quarterly in arrears. In addition to quarterly retainers and meeting fees, directors receive an annual grant of deferred stock units with a value of approximately $100,000 (rounded up to nearest whole share) on the date of the annual shareholders’ meeting.

Directors may voluntarily defer all or a part of their cash retainers and their meeting fees under the Deferred Compensation Program. At the election of each director, voluntarily deferred fees may be credited to deferred stock units or to an account which is credited with interest based on long-term corporate bond yields. All directors with deferred fees have chosen deferred stock units. Deferred stock units entitle the director to receive one share of Company stock upon payout, which usually occurs after the director’s service on the Board is over, although in-service withdrawals were allowed during fiscal 2008 to permit directors to take advantage of a special transition rule under U.S. tax laws. Deferred stock units are credited with “dividend equivalents” equal to the dividends that would have been paid on one share of stock for each unit owned by the director on dividend record dates. Deferred retainers and meeting fees (plus dividend equivalents earned on the director’s existing deferred stock units account during a quarter) are converted to deferred stock units based on the fair market value of a share of Company stock on the third to last business day of the quarter.

Directors are reimbursed for expenses incurred in performing their duties as directors. The Company cover directors under its overall directors and officers liability insurance policies. Directors are also covered by the business travel accident policy maintained by the Company and are eligible to participate in the Company’s charitable matching gift program. Under this program, the Company matches donations made by employees and directors to qualifying educational organizations up to $5,000 per year and matches, at twice the amount, donations made to qualifying arts and cultural organizations up to $1,000 per year.

During the year, the Corporate Governance and Nominating Committee engaged an independent compensation consulting firm to conduct a review of competitive director compensation. Based on the review, the Board increased annual retainers to $60,000 and Committee Chair retainers to $15,000 for fiscal year 2009. All other elements of the director’s compensation program will remain the same.

2008 Director Compensation

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards ($)(3)	All Other Compensation(4)	Total

Mario L. Baeza(5)	$98,000	$100,055	0	0	$198,055
William L. Davis, III	$88,000	$100,055	0	0	$188,055
Michael J. Donahue(5)	$96,000	$100,055	0	0	$196,055
Ursula O. Fairbairn(5)	$98,000	$100,055	0	$2,000	$200,055
W. Douglas Ford	$86,000	$100,055	0	0	$186,055
Edward E. Hagenlocker(5)(6)	$119,000	$100,055	0	0	$219,055
Evert Henkes	$88,000	$100,055	0	0	$188,055
John P. Jones III(7)	$155,000	$100,055	0	0	$255,055
Margaret G. McGlynn	$90,000	$100,055	0	0	$190,055
Charles H. Noski	$92,000	$100,055	0	$5,000	$197,055
Lawrence S. Smith(5)	$100,000	$100,055	0	$7,000	$207,055

(1)

Certain directors elected to defer some or all of their cash retainers and meeting fees pursuant to the Deferred Compensation Program described above. Any voluntary deferrals are included in this column.

(2)

The amounts shown in this column represent the FAS 123R expense the Company recognized during fiscal year 2008 for the deferred stock unit grant. Deferred stock units earned by directors are fully expensed on the Company’s financial statements at the market value of a share of stock on the date of grant. All deferred stock units credited to directors are fully vested.

(3)

The Company granted stock options to directors under the Company’s Stock Option Program for Directors from 1993-2005. This program was discontinued in 2006. As of September 30, 2008, the following directors had the indicated outstanding options:

Mr. Baeza	12,000
Mr. Donahue	6,000
Ms. Fairbairn	12,000
Mr. Ford	4,000
Mr. Hagenlocker	12,000
Mr. Smith	2,000

In addition, Mr. Jones received grants of stock options and other stock-based awards as compensation for his employment by the Company which ended upon his retirement on September 30, 2007, although he continued to serve as Chairman of the Board until March 31, 2008. These awards were reported in the Executive Officer compensation portion of the Company’s proxy statements in prior years.

(4)	Amounts in this column reflect matching contributions under the Company’s charitable matching gift program.

(5)	Denotes a committee chair. Accordingly, the amount in the first column reflects $10,000 additional retainer.

(6)	Mr. Hagenlocker’s fees included a $15,000 retainer for service as the presiding director.

(7)	Mr. Jones’s fees included $100,000 for service as the non-employee Chairman of the Board.

INFORMATION ABOUT STOCK OWNERSHIP

Persons Owning More than 5% of Air Products Stock

as of September 30, 2008

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

AXA(1) 25 Avenue Matignon 75008 Paris, France	20,208,039	9.0%
State Farm Mutual Automobile Insurance Company(2) (“State Farm”) One State Farm Plaza Bloomington, IL 61710	15,487,953	6.9%
Capital Research Global Investors(3) (“Capital”)	11,265,000	5.0%

(1)

In the aggregate, AXA has sole voting power over 13,210,644 shares, shared voting power over 2,437,502 shares, sole power to direct disposition of 20,202,314 shares, and shared power to direct disposition of 5,725 shares.

(2)

In the aggregate, State Farm has sole voting power over 15,393,100 shares, shared voting power over 94,853 shares, sole power to direct disposition of 15,393,100 shares, and shared power to direct disposition of 94,853 shares.

(3)	In the aggregate, Capital has sole voting power over 4,715,000 shares and sole disposition power over 11,265,000 shares.

Air Products Stock Beneficially Owned by Officers and Directors

The table below shows the number of shares of common stock beneficially owned as of November 1, 2008 by each member of the Board and each Named Executive Officer, as well as the number of shares owned by the directors and all Executive Officers as a group. None of the directors or Named Executives own one percent or more of the Company’s common stock.

Name of Beneficial Owner	Common Stock(1)(2)(3)	Stock Options(4)	Deferred Stock Units(5)	Total(6)

Mario L. Baeza	0	12,000	4,374	16,374
William L. Davis, III	1,000	0	6,237	7,237
Robert D. Dixon	9,134	93,380	0	102,514
Michael J. Donahue	0	6,000	0	6,000
Ursula O. Fairbairn	0	12,000	5,392	17,392
W. Douglas Ford	0	4,000	12,939	16,939
Edward E. Hagenlocker	0	12,000	5,948	17,948
Evert Henkes	0	0	0	0	(6)
Paul E. Huck	38,456	275,263	0	313,719
John E. McGlade	81,181	441,731	0	522,912
Margaret G. McGlynn	0	0	8,782	8,782
Lynn C. Minella	17,403	144,780	0	162,183
Charles H. Noski	400	0	9,300	9,700
Scott A. Sherman	15,349	238,695	0	254,044
Lawrence S. Smith	4,500	2,000	0	6,500
Directors and Executive Officers as a group (19 persons)(7)	191,109	1,395,672	52,972	1,639,753

(1)

Certain Executive Officers hold restricted shares which we include in this column. The Officer may vote the restricted shares, but may not sell or transfer them until the restrictions expire. The individuals in the table hold the following number of restricted shares:

Name	Shares

John E. McGlade	61,863
Paul E. Huck	23,945
Scott A. Sherman	8,739
Lynn C. Minella	14,362
Robert D. Dixon	4,716
All Executive Officers	125,085

(2)	Includes share units held by Executive Officers in the Company’s qualified 401(k) plan. Participants have voting rights with respect to such units and can generally redirect their plan investments.

(3)

Shares reported include 904 shares owned jointly by Mr. McGlade and his spouse. Shares reported also include shares held by, or for the benefit of, members of the immediate families or other relatives of certain of the indicated officers: Mr. Huck, 10,829 shares; Mr. McGlade, 20 shares; and Mr. Sherman, 2,720 shares. The indicated officers disclaim ownership of such shares.

(4)	The directors and officers have the right to acquire this number of shares within 60 days by exercising outstanding options granted under the Company’s Long-Term Incentive Plan.

(5)

The deferred stock units shown in the table are distributable within 60 days upon a director’s retirement or resignation, based upon the director’s payout elections. Deferred stock units held by directors electing to defer payout for longer periods, are described in note (6). Deferred stock units entitle the holder to receive one share of Company stock and accrued dividend equivalents. Deferred stock units accrue dividend equivalents, but do not have voting rights.

(6)

Executive Officers and directors also own the deferred stock units reflected in the table below which are not distributable within 60 days and which have been awarded, earned out, or purchased. Certain deferred stock units held by Executive Officers are subject to forfeiture if employment ends before death, disability, or retirement, or for engaging in specified activities such as competing with the Company.

Name of Beneficial Owner	Deferred Stock Units

Michael J. Donahue	15,780
Robert D. Dixon	15,653
Evert Henkes	4,610
Paul E. Huck	25,310
John E. McGlade	21,605
Lynn C. Minella	7,660
Scott A. Sherman	23,550
Lawrence S. Smith	11,569

(7)	Not counting their deferred stock units, directors, nominees, and Executive Officers as a group beneficially own .7% of the Company’s outstanding shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and Executive Officers to file reports of holdings and transactions in Company stock and related securities with the Securities and Exchange Commission and the New York Stock Exchange. Based on our records and other information, we believe that in 2008 all of our directors and Executive Officers met all applicable Section 16(a) filing requirements with the exception of the following Form 4 reports which were filed late due to administrative oversights: filed February 4, 2008 for Mario L. Baeza reporting the open market sale of 7,670 shares between January 17, 2008 and January 26, 2008; filed May 23, 2008 for Paul E. Huck reporting the open market sale of 3,712 shares in his RSP account on May 19, 2008; filed August 15, 2008 for Stephen J. Jones reporting the exercise of a stock option by his spouse for 100 shares on August 5, 2008; and filed February 14, 2008 for John W. Marsland reporting an open market sale of 13 shares made by a third party on November 12, 2007.

APPENDIX

MARKET REFERENCE GROUP

3M Co.

Alticor, Inc.

America Online, Inc.

American Standard Companies, Inc.

American Standard Companies, Inc. – Trane Global

Apache Corporation

Archer Daniels Midland Company – Corn Products/BioProducts/ Nutraceuticals

Ashland, Inc.

Automatic Data Processing (ADP)

Baker Hughes, Inc.

Baxter International

Boston Scientific Corporation

Chevron Phillips Chemical Company

Colgate Palmolive Company

ConAgra Foods, Inc. – Retail

Cummins, Inc.

Devon Energy

Dow Chemical

E. l. du Pont de Nemours

E. I. du Pont de Nemours and Company – Agriculture and Nutrition

E. I. du Pont de Nemours and Company – Coatings and Color Technologies

Eastman Chemical Co.

Eaton Corporation

Ecolab Inc.

Enbridge, Inc. – Enbridge Energy Partners

Estee Lauder Companies, Inc.

Federal-Mogul Corporation

Fortune Brands, Inc.

Georgia-Pacific Corporation – Building Products Segment

Georgia-Pacific Corporation – North America Consumer Products Segment

H. J. Heinz Company

International Paper Company – xpedx

Kellogg Brown & Root (KBR)

Kellogg Company

KeySpan

Land O’Lakes, Inc.

MeadWestvaco

Medtronic, Inc.

Monsanto Co.

Nestle USA

Occidental Petroleum Corporation (Oxy) – Occidental Oil & Gas Corporation

ONEOK, Inc. – Field and Energy Services Group

ONEOK, Inc. – ONEOK Energy Services Company

Owens Corning

PPG Industries Inc.

Praxair, Inc.

Procter & Gamble – Baby & Family Care

Procter & Gamble – Health Care

Reynolds American, Inc.

Robert Bosch Corporation (RBC)

Rohm and Haas Co.

RR Donnelly & Sons

S.C. Johnson & Son, Inc.

Sanmina-SCI Corporation

Sanofi-Aventis US

Smurfit-Stone Container Corporation

Solectron USA, Inc.

Swift & Company

Textron, Inc.

The Black & Decker Corporation

The Coca-Cola Company – USNA, North America Group

TXU Corporation

Unilever United States

Xerox Corporation – BGP Info Mgmt.

Xerox Corporation – Business Group Operations

Xerox Corporation – North America

Xerox Corporation – US Solutions Group

Xerox Corporation – Xerox Services

Xerox Corporation – XNA Marketing & Strategy & Teleweb

APPENDIX CONTINUED

PEER REFERENCE GROUP

Du Pont (E. I) De Nemours

3M Co.

Illinois Tool Works

PPG Industries Inc.

Danaher Corp.

Parker-Hannifin Corp.

Praxair, Inc.

Rohm and Haas Co.

Ingersoll-Rand Co. Ltd.

Monsanto Co.

Dover Corp.

Eastman Chemical Co.

Cooper Industries Ltd.

Ecolab Inc.

Driving Directions to Air Products and Chemicals, Inc. Corporate Headquarters

Air Products and Chemicals, Inc.

7201 Hamilton Boulevard

Allentown, PA 18195-1501

610-481-4911

From Pennsylvania Turnpike (US 476)

–	Take Lehigh Valley Exit 56 (formerly exit 33) from Turnpike to Route 22 West, Harrisburg.

–	Follow Route 22 West to Trexlertown Exit (Exit 49A off Route 22 and I-78) onto Route 100 South.

–	Proceed on Route 100 South for 3 miles; continue straight, and at this point Route 100 becomes Trexlertown Road.

–	Proceed one more mile to the traffic light at Trexlertown Road and Hamilton Boulevard.

–	Turn left onto Hamilton Boulevard. Go under the RR bridge and proceed to the second traffic light.

–	Turn left at the “Visitor Entrance” sign (Gate 2) into the Air Products complex.

From Route 22

–	Take Exit 49A from Route 22 and I-78 onto Route 100 South.

–	Proceed on Route 100 South for 3 miles; continue straight, and at this point Route 100 becomes Trexlertown Road.

–	Proceed one more mile to a traffic light at Trexlertown Road and Hamilton Boulevard.

–	Turn left onto Hamilton Boulevard. Go under the RR bridge and proceed to the second traffic light.

–	Turn left at the “Visitor Entrance” sign (Gate 2) into the Air Products complex.

From Route 309 North and I-78 West

–	Take Exit 54A to Route 222 South (Hamilton Boulevard).

–	Follow 222 South to the traffic light at Mill Creek Road.

–	Turn left on Millcreek Road Proceed to Hamilton Boulevard.

–	Proceed south on Hamilton Boulevard.

–	Corporate Office is located on right side of highway. Turn right at the “Visitor Entrance” sign (Gate 2) into the Air Products complex.

From Route 309 South and I-78 East

–	Take Exit 54. At the bottom of the ramp, turn right onto Route 222 South (Hamilton Boulevard.).

–	Follow 222 South to the traffic light at Mill Creek Road.

–	Turn left on Millcreek Road Proceed to Hamilton Boulevard.

–	Proceed south on Hamilton Boulevard.

–	Corporate Office is located on right side of highway. Turn right at the “Visitor Entrance” sign (Gate 2) into the Air Products complex.

ADMISSION TICKET

Annual Meeting of

AIR PRODUCTS AND CHEMICALS, INC.

Thursday, January 22, 2009 - 2:00 p.m.

Air Products and Chemicals, Inc. Corporate Headquarters

7201 Hamilton Boulevard

Allentown, PA

PROXY

AIR PRODUCTS AND CHEMICALS, INC.

Proxy Solicited by the Board of Directors

for Annual Meeting of Shareholders – January 22, 2009

The undersigned hereby appoints John E. McGlade, Stephen J. Jones and Paul E. Huck (“proxies”), or any one of them, with full power of substitution, to represent the undersigned at the annual meeting of shareholders of Air Products and Chemicals, Inc. on Thursday, January 22, 2009, at 2:00 p.m., and at any adjournments thereof, and to vote at such meeting the shares which the undersigned would be entitled to vote if personally present, in accordance with the following instructions, and to vote in their judgment upon all other matters which may properly come before the meeting and any adjournments thereof.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

14475

ANNUAL MEETING OF SHAREHOLDERS OF
AIR PRODUCTS AND CHEMICALS, INC.

January 22, 2009
PROXY VOTING INSTRUCTIONS

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718- 921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call.	COMPANY NUMBER
- OR -	ACCOUNT NUMBER
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
- OR -
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 11:59 PM Eastern Time January 21, 2009.

i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

20430000000000000000 8	012209

The Board of Directors recommends a vote FOR Proposals 1 and 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

				FOR	AGAINST	ABSTAIN
1. ELECTION OF DIRECTORS: To elect the nominees listed below as directors for three-year terms.			2. APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS. Ratification of appointment of KPMG LLP, as independent registered public accountants for fiscal year 2009.	☐	☐	☐
NOMINEES: Mario L. Baeza Edward E. Hagenlocker John E. McGlade Charles H. Noski
☐	FOR ALL NOMINEES
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)

The shares represented by this signed proxy will be voted as directed by the shareholder on this proxy with respect to Proposals 1 and 2. If no direction is given, such shares will be voted for Proposals 1 and 2. Such shares will be voted in the proxies’ discretion upon such other business as may properly come before the meeting.

INSTRUCTION:		To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:

Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.